STOCK PURCHASE AGREEMENT


                          BY AND AMONG


                      IMO INDUSTRIES INC.,

                      IMO INDUSTRIES GMBH,

                   MARK CONTROLS CORPORATION,

                              AND

                   MARK CONTROLS GMBH i. Gr.

                  Dated as of October 28, 1993
                       Table of Contents

                                                             Page

                           ARTICLE I
                     ASSETS TO BE CONVEYED

     1.1   Purchase and Sale of Common Stock                    2
     1.2   Transfer and Assignment of Assets                    2
     1.3   Contract Assignment                                  2
     1.4   Real Estate Conveyance                               3
     1.5   Excluded Assets                                      4
     1.6   Assumed Liabilities                                  5
     1.7   Excluded Liabilities                                 5

                           ARTICLE II
                         PURCHASE PRICE

      2.1  Purchase Price and Payment                           7
      2.2  Allocation of Purchase Price                         8
      2.3  Aggregate Purchase Price Adjustment                  8

                          ARTICLE III
                          THE CLOSING

      3.1  Closing Date                                       11
      3.2  Proceedings at Closing                             11
      3.3  Deliveries by the Seller to Purchaser              11
      3.4  Deliveries by the Seller to Newco and the
             Purchaser                                        12
      3.5  Deliveries by the Purchaser to the Seller          13
      3.6  Deliveries by Newco to the Seller                  14

                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE SELLER

      4.1  Organization and Good Standing                     14
      4.2  Authorization of Agreement; No Conflicts           15
      4.3  Capitalization                                     16
      4.4  Title and Condition of Properties                  16
      4.5  Consents                                           17
      4.6  Financial Statements                               17
      4.7  Absence of Undisclosed Liabilities                 17
      4.8  Absence of Material Adverse Changes                17
      4.9  Absence of Certain Developments                    18
     4.10  Material Contracts                                 19
     4.11  Intellectual Property Rights                       20
     4.12  Taxes                                              21
     4.13  Employees and Employee Benefits                    21
     4.14  Litigation                                         24
     4.15  Compliance with Law                                24
     4.16  Inventory                                          24
     4.17  Assets Necessary to Conduct Business               24
     4.18  Environmental Matters                              24
     4.19  Brokers                                            25
     4.20  Product Warranty                                   25
     4.21  Customers and Suppliers                            25
     4.22  Disclosure                                         26

                           ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      5.1  Organization and Good Standing                     26
      5.2  Authorization of Agreement                         26
      5.3  Consents                                           27
      5.4  Litigation                                         27
      5.5  Brokers                                            27

                           ARTICLE VI
                    COVENANTS OF THE SELLER

      6.1  Cooperation                                        27
      6.2  Access to Documents; Opportunity to Ask Questions  28
      6.3  Conduct of Business                                28
      6.4  Consents and Conditions; Assignment of Assets      30
      6.5  HSR Act Filings                                    30

                          ARTICLE VII
                     COVENANTS AND CERTAIN
                REPRESENTATIONS OF THE PURCHASER

       7.1 Cooperation                                       30
       7.2  Confidentiality                                  30
       7.3  Consents and Conditions                          30
       7.4   HSR Act Filings; Compliance with Antitrust
             and Competition Laws                            31
       7.5  Purchase Money Loan                              31

                          ARTICLE VIII
                COVENANTS RELATING TO EMPLOYEES
                  AND EMPLOYEE BENEFITS PLANS

        8.1  Employee Transfer to Newco                      31
        8.2  Collective Bargaining and Other Agreements      33
        8.3  Pension Plans.                                  33
        8.4  Savings Plan                                    34
        8.5  Welfare Benefit Plans.                          34
        8.6  Accrued Vacation and Paid Sick Days             35
        8.7  Purchaser's Right to Amend                      35
        8.8  Mutual Cooperation                              35
        8.9  Employee Benefits Indemnification               35

                           ARTICLE IX
      CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

        9.1  Performance by Seller; Financing Contingency;   35
        9.2  HSR Act                                         36
        9.3  No Prohibition                                  36

                           ARTICLE X
        CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

       10.1  Representations, Warranties and Covenants       37
       10.2  German Asset Purchase Agreement                 37
       10.3  No Prohibition                                  37
       10.4  Delivery of Documents                           37
       10.5  HSR Act                                         38

                           ARTICLE XI
               ADDITIONAL POST-CLOSING COVENANTS

       11.1  Agreement Not To Compete                        38
       11.2  Further Assurances                              40
       11.3  Tax Returns                                     41
       11.4  Guarantee of Performance                        42
       11.5  Public Announcements                            42
       11.6  Joint Post-Closing Covenant of the Seller
             and the Purchaser                               42
       11.7  Books and Records; Personnel                    43

                          ARTICLE XII
              INDEMNIFICATION AND RELATED MATTERS

       12.1  Indemnification by the Seller and
             the German Seller                              43
       12.2  Indemnification by the Purchaser               44
       12.3  Determination of Damages and Related Matters   45
       12.4  Limitation on Indemnification Liabilities      45
       12.5  Survival of Representations, Warranties
               and Covenants                                46
       12.6  Notice of Indemnification                      47
       12.7  Indemnification Procedure for Third-Party
               Claims                                       47
       12.8  Exclusive Remedy                               49

                          ARTICLE XIII
                          TERMINATION

       13.1  Termination                                    49
       13.2  Liabilities After Termination; Payments
               Upon Termination                             50

                          ARTICLE XIV
                         MISCELLANEOUS

       14.1  Certain Definitions                            52
       14.2  Prorations                                     59
       14.3  Entire Agreement                               59
       14.4  Governing Law                                  59
       14.5  Transfer Taxes                                 59
       14.6  Expenses                                       60
       14.7  Table of Contents and Headings                 60
       14.8  Notices                                        60
       14.9  Severability                                   61
       14.10 Binding Effect; No Assignment                  61
       14.11 Amendments                                     62
       14.12 Counterparts                                   62
       14.13 No Third Party Beneficiaries                   62
       14.14 Enforcement Expenses                           62

                     Exhibits and Schedules


Schedule 1.2(a)           --  Assets
Schedule 1.3(a)           --  Permits and Contracts
Schedule 1.5(i)           --  Other Excluded Assets
Schedule 1.7(l)           --  Excluded Obligations,
                              Liabilities and Indebtedness
Schedule 2.2              --  Purchase Price
                              Allocation
Schedule 4.5              --  Consents
Schedule 4.6              --  Initial Balance Sheet
Schedule 4.6(a)           --  Consolidating Stand-Alone Condensed
Income Statement
Schedule 4.6(b)           --  Consolidated Income Statements
Schedule 4.7              --  Undisclosed Liabilities
Schedule 4.8              --  Activities out of
                              the Ordinary
                                Course
Schedule 4.9              --  Certain Developments
Schedule 4.10             --  Material Contracts
Schedule 4.11             --  Intellectual Property Rights
Schedule 4.12             --  Tax Benefit Transfer Leases
Schedule 4.13(a)(i)       --  Collective Bargaining Agreements
Schedule 4.13(a)(ii)      --  Employees
Schedule 4.13(b)(i)       --  Employee Benefit Plans
Schedule 4.13(b)(ii)      --  Benefit Arrangements
Schedule 4.13(e)          --  Retiree Plans
Schedule 4.13(f)          --  Multiemployer Pension Plans
Schedule 4.13(g)          --  Severance/Termination Benefits
Schedule 4.13(i)          --  Union Pension Plan Underfunding
Schedule 4.14             --  Litigation
Schedule 4.15             --  Compliance with Law
Schedule 4.18             --  Environmental
                              Matters
Schedule 4.20             --  Product Warranty
Schedule 4.21             --  Customers and Suppliers
Schedule 8.1(a)           --  Excluded Employees
Schedule 8.1(b)           --  Pumps and Controls Field Sales
Force
Schedule 14.1             --  Executive Officers and Key
Employees


Exhibit A                 --  Transition Services Agreement
Exhibit B                 --  Commitment Letter

                    STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of October 28, 1993 by and among Imo Industries, Inc., a Delaware corporation (the "Seller"), Imo Industries GmbH (the "German Seller"), Mark Controls Corporation, a Delaware corporation (the "Purchaser"), and Mark Controls GmbH i. Gr. (the "German Purchaser").


                      W I T N E S E T H :

         WHEREAS: The Seller, through its Barksdale Controls Division, is engaged in the business of designing, manufacturing, selling and distributing pressure switches, temperature switches, control valves, pressure transducers and related products and services.

         WHEREAS: On the Closing Date, the Seller shall own all of the issued and outstanding common stock (the "Common Stock") of a newly formed, wholly-owned subsidiary of Seller formed immediately prior to the Closing Date ("Newco").

         WHEREAS: On the Closing Date, on and subject to the terms and conditions set forth herein, the Seller shall contribute convey, assign and transfer all of the Assets and the Assumed Liabilities (as each is hereinafter defined) to Newco and Newco will assume the Assumed Liabilities (the "Assignment").

         WHEREAS: The Seller shall retain all of the Excluded
Assets and all of the Excluded Liabilities (as each is hereinafter defined).

         WHEREAS: Immediately following the Assignment, and on and subject to the terms and conditions set forth herein, the Seller shall sell, and the Purchaser shall purchase all of the issued and outstanding common stock of Newco.

         WHEREAS: In connection with the execution and delivery of this Agreement, the German Purchaser, Seller and the German Seller shall enter into an Asset Purchase Agreement pursuant to which the German Purchaser shall acquire certain assets and shall assume certain liabilities of the German Seller.

         WHEREAS: Certain capitalized terms used herein are defined in Section 14.1 hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions contained herein, the parties hereby agree as follows:

                           ARTICLE I

                     ASSETS TO BE CONVEYED

         1.1 Purchase and Sale of Common Stock. Upon the terms and subject to the conditions hereinafter set forth, and effective as of the Closing Date, Purchaser shall purchase and Seller shall sell, assign, transfer, convey and deliver to Purchaser, all of the Common Stock.

         1.2 Transfer and Assignment of Assets. Except as otherwise provided in Section 1.5, upon the terms and subject to the conditions hereinafter set forth, immediately prior to the Closing, the Seller shall assign, transfer, convey and deliver to Newco, and Newco shall acquire and accept from the Seller, all right, title and interest in and to all of the assets, rights, contracts and claims and other property listed on Schedule 1.2 hereof (and the Sub-schedules thereto) and all other property of any kind primarily employed in the Business or arising out of the Business (the "Assets") other than the Excluded Assets (as hereinafter defined).

         1.3    Contract Assignment.

                (a) Except as otherwise provided in this Section 1.3, immediately prior to the Closing, the Seller shall assign to Newco all rights existing under the Contracts and Permits identified on Schedule 1.3(a) and all other agreements related to the Business or necessary for the conduct of the Business which are not inconsistent with the warranties contained in Section 4.10, other than the Excluded Contracts (as hereinafter defined). The term "Assigned Contracts" as used in this Agreement means all Contracts and other arrangements assigned to Newco under the provisions of this Section 1.3(a) and all other Contracts which become Assigned Contracts after the Closing Date under the operation of Section 11.2(b).

                (b) The term "Unapproved Contract" means any agreement which would otherwise be an Assigned Contract under the definition in Section 1.3(a) but which has the following characteristics: (i) such agreement may not be assigned without the consent of another person; (ii) such consent shall not have been obtained by the Closing; and
     (iii) in the reasonable judgment of the Purchaser the failure to obtain such consent would cause a loss of material contractual benefits to Newco or Purchaser under such Contract or result in the imposition of any material Liability upon Newco or the Purchaser or be unlawful. No Unapproved Contract shall be deemed to be assigned to or assumed by Newco or the Purchaser at Closing. Notwithstanding the foregoing sentence, no purchase order submitted by a customer in the ordinary course of business shall be deemed an Unapproved Contract for the purposes of this Agreement.

                (c) The Seller shall not assign to Newco or the Purchaser and neither Newco nor the Purchaser shall assume any of the following Contracts (which are collectively herein called the "Excluded Contracts"): (i) any Unapproved Contract which the Purchaser does not elect for Newco to treat in the manner prescribed by Section 11.2(b) below;
     (ii) any Contract which is inconsistent with the warranties contained in Section 4.10 which the Purchaser elects for Newco not to assume; (iii) other than the Collective Bargaining Agreement, the Union Pension Plan and the Change of Control Agreements, any Contract relating to any Employee Benefit Plan or Benefit Arrangement; and (iv) any Contract which relates solely to Excluded Assets or Excluded Liabilities.

         1.4    Real Estate Conveyance.

                (a) Immediately prior to the Closing, the Seller shall deliver to Newco one or more grant deeds executed by the Seller sufficient to transfer the Seller's interest in the California Facility to Newco and sufficient when duly recorded to evidence of record that Newco has the ownership interest in the California Facility which the Seller is obligated to convey pursuant to this Agreement, subject to the Permitted Exceptions.

                (b) Purchaser will obtain the following title insurance commitments, policies, and riders (the "Title Policy" or "Title Policies") in preparation for the Closing, and at the Closing Seller will pay the premiums therefor in full:

                         (i)       with respect to the California
         Facility, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Purchaser if an ALTA Owner's Policy of Title Insurance Form B-1987 is not available in the state of California) issued by a title insurer (the "Title Company") satisfactory to the Purchaser, in such amount as the Purchaser determines to be the fair market value of such parcel (including all improvements located thereon), insuring title to the California Facility to be in Newco as of the Closing, subject only to Permitted Exceptions;

                         (ii)      The Title Policy referred to
         above will (a) insure title to the California Facility and all recorded easements benefitting such parcel, (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (c) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (d) contain an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the Survey delivered with respect to such parcel and survey accuracy, (e) contain an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (f) if the California Facility consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (g) contain a tax parcel endorsement and (h) contain an owner's comprehensive endorsement.

                (c) With respect to the California Facility, the Purchaser, at its sole expense, will procure in preparation for the Closing a current ALTA/ASCM (1988 standards) survey of such parcel certified to the Newco and the Title Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (a "Survey") and such other Table III items as Purchaser may require. No Survey will disclose any survey defect or encroachment from or onto the California Facility which has not been cured or insured over prior to the Closing.

         1.5 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.2 hereof, the Seller and Newco expressly understand and agree that Seller is not hereunder selling, assigning, transferring, conveying or delivering to Newco any of the following assets, properties, rights, contracts and claims of Seller unless specifically mentioned otherwise (collectively, the "Excluded Assets"):

                (a)  cash, bank accounts, certificates of
     deposit, treasury bills, treasury notes and marketable securities;

                (b) except as otherwise specifically provided herein, pension or other funded employee benefit plan assets;

                (c) except as otherwise specifically provided herein, any policy of insurance or any prepaid premium, reimbursement, refund or settlement relating thereto;

                (d) except as set forth in Schedule 1.2 hereto, any of Seller's right, title or interest in or to any name, mark, trade name or trademark incorporating "Imo," "Imo Delaval," "TransAmerica Delaval" or "Delaval," either alone or in combination, and any and all goodwill represented thereby and pertaining thereto, and any Intellectual Property rights of Seller's TransInstruments division (provided that Purchaser will continue to be permitted to integrate and package Seller's transducer products using existing knowhow of the Business);

                (e)  the Excluded Contracts;

                (f) prepaid taxes pertaining to the Business and all prepaid charges, sums and fees pertaining to any of the Excluded Assets or the Excluded Liabilities;

                (g) those books, records or other data not relat ing solely to Seller's or Newco's ownership or operation of the Business or required by applicable Law to be retained by Seller; provided, however, that Seller shall provide Purchaser with copies of and access to all books, records or other data relating to Seller's ownership or operation of the Business;

                (h) any claims for refunds or rebates of any Taxes paid with respect to any Pre-Closing Tax Period; and

                (i) the other assets listed on Schedule 1.5(i) hereto.

         1.6    Assumed Liabilities.  Effective as of the
Closing, Newco shall assume and discharge when due the following
Liabilities of the Seller (collectively, the "Assumed
Liabilities"):

                (a) all Liabilities arising out of the Business which would be shown as liabilities on a balance sheet for the Business prepared as of the Closing Date in accordance with the requirements prescribed in Section 2.3; and

                (b) all Liabilities and obligations arising from the operation of the Business (whether before, on or after the Closing Date) other than those Liabilities and obligations which (i) would not have existed had all of the representations and the warranties contained in Article IV hereof been true and correct as of the date made or (ii) are Excluded Liabilities.

         1.7 Excluded Liabilities. Notwithstanding anything in Section 1.6 hereof to the contrary, the parties hereto expressly understand and agree that Newco shall not assume or become liable for any of the following Liabilities (the "Excluded Liabilities") of the Seller and none of the Excluded Liabilities shall be included as Assumed Liabilities for purposes of this
Agreement:

                (a) any Liabilities or obligations to the extent relating to any of the Excluded Assets;

                (b)  any Liabilities or obligations under or
     relating to any of the Excluded Contracts;

                (c) any of Seller's Liabilities arising under this Agreement;

                (d) Liabilities for Taxes imposed on Seller, Newco or the Assets as a result of the ownership or operation of the Assets or the Business, or arising solely by reason of the inclusion of Newco in any consolidated, combined or unitary tax return of the Seller for all Pre-Closing Tax Periods, except that Newco or Purchaser will pay Taxes other than income taxes in an amount (but not in excess of the amount) actually shown as liabilities therefor on the Closing Balance Sheet or as otherwise provided in
     Section 14.5;

                (e)  any Liability which, pursuant to Section
     1.6(b)(i), is not an Assumed Liability;

                (f) any Liability or obligation relating to any threatened or instituted Legal Proceeding (including for this purpose any claim that may arise out of the Brenham, Texas gas storage explosion which occurred on or about April 7, 1992) relating to personal injury or property loss or damage arising out of or in connection with any product liability claim whether made in law or equity relating to products shipped or any service provided by Seller prior to the Closing (other than obligations under product warranties which are consistent with Seller's warranty in Section 4.20 below);

                (g) any Liability arising under Environment, Health and Safety Requirements relating in any way to (i) the off site disposal or arranging for off site disposal or treatment, or arranging with a transporter for transport for off site disposal or treatment of any Hazardous Materials relating to the Business or the California Facility on or prior to the Closing Date, (ii) any assets or property currently owned, operated or leased by Seller which are not part of the Business or the California Facility, (iii) any assets or property formerly owned, leased or operated by Seller which are not part of the Assets, (iv) any civil penalties and interest relating to that certain Stipulation and Order of Judgment dated July 7, 1993 referred to on
     Schedule 4.18 attached hereto or (v) failure by the Seller (in connection with the Business) to timely file the Toxic Chemical Release Inventory Forms for the years 1987 through 1991, inclusive, in respect of activities at the California Facility;

                (h) any obligation to repay any amounts errone ously paid to or received by Seller from any source, including without limitation, pursuant to any insurance policy or arising out of or in connection with any payment by or on behalf of any person, any insurer or any federal, state or local governmental agency, it being understood and agreed that Seller shall be responsible for any refunds or the return of any amounts paid to Seller or on Seller's behalf by any person, any insurer or any Governmental Body prior to the Closing, and no such return of monies shall be made out of or otherwise affect the Assets;

                (i) any amounts pledged, promised or owed to any charitable organization or religious group in excess of $5,000 in the aggregate;

                (j) Any Liabilities or obligations relating to any Employee Benefit Plan or Benefit Arrangement, or employee benefit plan, program, policy or arrangement maintained or contributed to (or formerly maintained or contributed to) by any member or former member of the controlled group of companies (as such term is described in Section 414 of the Code) of which Seller is or was a member, except those Liabilities that Purchaser expressly assumes pursuant to Article VIII or as otherwise provided herein.

                (k) any other Liability or obligation of Seller not arising out of the operation of the Business; and

                (l) any other obligation, liability or indebted ness of the Seller described in Schedule 1.7(l) hereto.


                           ARTICLE II

                         PURCHASE PRICE

         2.1 Purchase Price and Payment. The aggregate purchase price (the "Aggregate Purchase Price") to be paid by the Purchaser and the German Purchaser to the Seller and the German Seller as consideration for (i) in the case of the Purchaser, the Common Stock and the non-competition covenant contained in
Section 11.1, and (ii) in the case of the German Purchaser, pursuant to the German Asset Purchase Agreement, shall be $28,577,100, plus or minus any adjustment as provided in Section
2.3 hereof, as appropriate. The purchase price to be paid under the German Asset Purchase Agreement (the "German Purchase Price") shall be the amount by which the aggregate amount shown on the Closing Balance Sheet for the German Assets shall exceed the amount shown on the Closing Balance Sheet for the German Liabilities. The purchase price payable hereunder (the "Purchase Price") shall be the sum of the Aggregate Purchase Price less the German Purchase Price. In addition, Purchaser shall pay any German value added tax ("German VAT") arising on the German Purchase Price pursuant to the German Purchase Agreement. The Purchase Price shall be in U.S. dollars, and shall be made no later than 11:30 a.m. (New York City) on the Closing Date (i) by release of the Deposit Amount to the Seller pursuant to the Escrow Agreement to the account or accounts designated by Seller and (ii) by wire transfer of immediately available funds for the amount of the Aggregate Purchase Price in excess of the Deposit Amount to such Seller account or accounts.

         2.2 Allocation of Purchase Price. No later than five business days prior to the Closing, Purchaser shall prepare and deliver to Seller Schedule 2.2 to this Agreement, which shall set forth the allocation of the Purchase Price among the Assets, including an amount allocated to the non-competition covenants set forth in Section 11.1 hereof, and Seller shall be given an opportunity to review and consent to such allocation, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, unless the parties otherwise agree, the amount of the consideration under the German Purchase Agreement (which includes the German Purchase Price and the liabilities assumed by the German Purchaser under the German Purchase Agreement) allocated to each of the German Assets shall be the amount at which such asset is shown on the Closing Balance Sheet. Subject to the requirements of any applicable tax law, all Tax Returns filed by the Purchaser and the Seller shall be prepared consistently with such allocation. Neither the Purchaser nor the Seller shall advance any position to any Taxing authority which is inconsistent with such allocation without the prior written consent (which shall not be unreasonably withheld) of the other party. In the event of any purchase price adjustment hereunder, the Purchaser and Seller agree to adjust such allocation to reflect such purchase price adjustment and to file consistently any Tax Returns required as a result of such purchase price adjustment.

         2.3    Aggregate Purchase Price Adjustment.

                (a) As soon as practicable (but in no event later than 60 days) following the Closing Date, the Purchaser shall prepare and deliver to the Seller and the German Seller a balance sheet for the Business as of the Closing Date (the "Closing Balance Sheet"), which shall include (as an exhibit thereto) a computation of the Working Capital Adjustment (as defined below). The Closing Balance Sheet (i) shall be prepared by the Purchaser in accordance with GAAP applied on a basis consistent with the application of GAAP used in the preparation of the Initial Balance Sheet and in accordance with the principles that are not GAAP that are disclosed in the Notes to the Initial Balance Sheet (except that (A) such balance sheets may omit the notes thereto which might otherwise be required by GAAP and (B) the inventory to be transferred under the German Asset Purchase Agreement (the "German Inventory") will be determined by a physical count priced in accordance with the German Seller's current practices, consistently applied, (ii) shall not include any Excluded Asset, Excluded Liability or accrued contribution to the Union Pension Plan (as defined in Section 8.3(b)) (iii) shall not include any change in the amount of any asset or liability to reflect the purchase and sale effected pursuant to this Agreement (i.e., shall be prepared as of a time immediately prior to the consummation of such purchase and sale) and (iv) with respect to the German Assets and Liabilities, (a) shall utilize the exchange rate in effect on the Closing Date and (b) shall be prepared on a consolidated basis that includes the German Assets and German Liabilities.

                (b) The "Preliminary Working Capital Adjustment" shall equal the amount of Working Capital reflected on the Closing Balance Sheet minus the amount of Working Capital reflected on the Initial Balance Sheet. As used herein, "Working Capital" shall mean the difference between the current assets (excluding any current assets that are Excluded Assets and excluding the German Inventory) of the Business and the total liabilities (excluding any liabilities that are Excluded Liabilities) of the Business, as reflected on the Initial Balance Sheet or the Closing Balance Sheet, as the case may be.

                (c) Following the Closing Date, the Seller and the German Seller shall afford the Purchaser access to all books and records relating to the Business of which the Seller or the German Seller is in possession and shall make available the assistance of any of Seller's employees having relevant knowledge of the Business, in each case as is neces sary to enable Purchaser to prepare the Closing Balance Sheet and to calculate the Preliminary Working Capital Adjustment.

                (d) The Seller and the German Seller shall have a period of 45 days to review the Closing Balance Sheet and the calculation of the Preliminary Working Capital Adjustment following delivery of the Closing Balance Sheet by Purchaser. During such period, Purchaser shall afford the Seller and the German Seller access to any of its books, records and work papers necessary to enable the Seller and the German Seller to review the Closing Balance Sheet and the calculation of the Preliminary Working Capital Adjust ment. The Seller and the German Seller may dispute any amounts reflected in the Preliminary Working Capital Adjustment by giving notice in writing to the Purchaser specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute; provided, how ever, that the Seller and the German Seller may only dispute the calculation of the Preliminary Working Capital Adjustment to the extent that the aggregate of all items in dispute would reduce the Preliminary Working Capital Adjustment by more than $ 50,000. Failure by the Seller and the German Seller to dispute the amounts reflected in the Preliminary Working Capital Adjustment within 45 days of delivery of the Closing Balance Sheet by Purchaser shall be deemed an acquiescence therein by the Seller and the German Seller. If within 30 days after delivery by the Seller and the German Seller to the Purchaser of any notice of dispute, the Purchaser and Seller and the German Seller are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to KPMG Peat Marwick (the "Arbitrator"). The Arbitrator shall first determine whether the Purchaser prepared the Closing Balance Sheet in accordance with this Agreement. If the Arbitrator finds that a disputed item on the Closing Balance Sheet was determined in accordance with this Agreement no adjustment shall be made to such item. If the Arbitrator finds that a disputed item was not determined in accordance with this Agreement, the Arbitrator shall determine such disputed item and report to Seller and the German Seller and the Purchaser upon such item. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the Purchaser, on the one hand, and the Seller and the German Seller, on the other hand. The Preliminary Working Capital Adjustment if undisputed or deemed undisputed or as revised in accordance with the procedure outlined above shall be the "Final Working Capital Adjustment."

                (e) If the amount of the Final Working Capital Adjustment is negative then the Aggregate Purchase Price shall be decreased by such amount and the Seller and the German Seller shall promptly (in no event more than 10 days after the date on which the Final Working Capital Adjustment is determined), pay to the Purchaser (pro rata based on the proportion the Aggregate Purchase Price received by such party bears to the Aggregate Purchase Price) an amount equal to the Final Working Capital Adjustment in cash, with interest from the Closing Date computed at the prime rate announced from time to time by Bankers Trust Company, as in effect from time to time.

                (f) If the amount of the Final Working Capital Adjustment is positive then the Aggregate Purchase Price shall be increased by such amount and the Purchaser shall promptly (in no event more than ten days after the date on which the Final Working Capital Adjustment is determined) pay to the Seller and the German Seller, pro rata based on the proportion of the Aggregate Purchase Price received by such party bears to the Aggregate Purchase Price, an amount equal to the Final Working Capital Adjustment in cash, with interest from the Closing Date computed at the prime rate announced by Bankers Trust Company, as in effect from time to time. The Purchaser shall pay any German VAT due as a result of any positive Working Capital Adjustment or as a result of any amount paid by the Purchaser in respect of the adjustment in Section 2.3(g).

                (g)  If the amount in respect of the German
     Inventory reflected on the Closing Balance Sheet differs by an amount greater than $50,000 from the amount in respect thereof reflected on the Initial Balance Sheet, then the German Seller, in the case of a decrease in such amount, or the Purchaser, in the case of an increase in such amount, shall pay the other party an amount equal to such increase or decrease, as the case may be, less $50,000.

                          ARTICLE III

                          THE CLOSING

         3.1 Closing Date. The Closing shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 10:00 A.M., on such business day on or prior to December 15, 1993 as the Purchaser may specify in writing on at least five business days' prior notice to the Seller; provided that the conditions to Closing set forth in Sections 9.2 and 10.5 hereof have been satisfied on or prior to such specified date. The date on which the Closing shall be scheduled to occur pursuant to the preceding provision is referred to in this Agreement as the "Closing Date"; provided that, if the Closing Date shall not occur on any earlier date, then the Closing Date shall be December 15, 1993.

         3.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Clos ing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         3.3    Deliveries by the Seller to Purchaser.  At the
Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

                (a) one or more stock certificates evidencing all of the Common Stock, endorsed in blank or accompanied by duly executed assignment documents;

                (b) resignations of each of the directors and officers of Newco;

                (c) all original stock ledgers, minute books, books, records and other materials related solely to Newco or the Business and the Business' corporate administration, and record keeping and correct copies of all environmental reports, studies and assessments with respect to the California Facility (which Seller may deliver by delivery of the foregoing to the Business' principal place of business);

                (d)  one or more certificates signed by an
     officer of the Seller dated the Closing Date, stating that the preconditions specified in Sections 9.1(a)-(b), inclu sive, have been satisfied and certifying as to the following:

                            (i)    copies of resolutions of
         Seller's Board of Directors authorizing and approving this Agreement and the transactions contemplated herein;
         and

                            (ii)   copies of Seller's and Newco's
         respective certificates of incorporation and by-laws.

                (e)  a certificate or certificates of the
     Secretary or Assistant Secretary of each of the Seller as to the names of the respective officers of Seller and Newco authorized to sign this Agreement and the other documents and agreements delivered hereunder by Seller and Newco, respectively, and as to the specimens of true signatures of such officers;

                (f)  a receipt for the Purchase Price; and

                (g) any other document or delivery required by this Agreement or reasonably requested by Purchaser or the Title Company to effect the transactions contemplated hereby.

         3.4 Deliveries by the Seller to Newco and the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to Newco and the Purchaser the following:

                (a)  a letter agreeing to be bound by the
     transition services term sheet (the "Transition Services
     Agreement") substantially in substance as set forth in the term sheet attached hereto as Exhibit A;

                (b)  an executed copy of an assignment and
     assumption agreement (the "Assumption Agreement") in form and substance reasonably satisfactory to Purchaser and Seller, dated the Closing Date, pursuant to which Newco shall assume all of the Assumed Liabilities;

                (c) an executed copy of a patent assignment in form and substance reasonably satisfactory to Purchaser and Seller (the "Patent Assignment"), dated the Closing Date, pursuant to which Seller shall assign and transfer certain patents and the rights related thereto to Newco;

                (d) an executed copy of the trademark assignment in form and substance reasonably satisfactory to Purchaser and Seller (the "Trademark Assignment"), dated the Closing
     Date, pursuant to which Seller shall assign certain trademarks and the rights related thereto to Newco;

                (e) an executed copy of the copyright assignment in form and substance reasonably satisfactory to Purchaser and Seller (the "Copyright Assignment"), dated the Closing Date, pursuant to which Seller shall assign certain copyrighted material and the rights related thereto to Newco;

                (f)  an executed copy of the Master Distributor
     Agreement by and between Seller and Newco relating to sales of the Business' products in Canada (the "Canadian
     Distributor Agreement"), in form and substance satisfactory to Purchaser and Seller;

                (g) an executed copy of the agreement(s) by and between Seller and Newco relating to sales of the Business' products by the Seller's sales offices in the United
     Kingdom, France and Italy (the "Sales Representative
     Agreement(s)"), in form and substance satisfactory to Purchaser and Seller; and

                (h) Such bill of sale, grant deeds and other instruments of sale, transfer, assignment, conveyance and delivery, in form and substance satisfactory to counsel for Purchaser and the Title Company, as are required in order to transfer to Newco fee title to the California Facility free and clear of adverse interests other than the Permitted Exceptions and good and marketable title to the Assets other than the California Facility, including, without limitation, all vehicle titles and documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency.

         3.5 Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver or shall cause to be delivered to the Seller the following:

                (a) immediately available funds in the amount of the Purchase Price, by wire transfer as provided in Section
     2.1 hereof;

                (b)  one or more certificates signed by an
     officer of the Purchaser, dated the Closing Date, stating that the preconditions specified in Section 10.1 have been satisfied and certifying as to the following:

                            (i)    Copies of resolutions of
         Purchaser's Boards of Directors authorizing and approving this Agreement and the transactions contemplated herein; and

                         (ii)      A copy of Purchaser's
         certificate of incorporation and by-laws;

                (c)  a certificate or certificates of the
     Secretary or Assistant Secretary of Purchaser as to the names of the officers of Purchaser authorized to sign this Agreement and the other documents and agreements delivered hereunder by Purchaser and as to the specimens of true signatures of such officers;

                (d) a written letter of direction directing the Escrow Agent to pay the Deposit Amount to the Seller pursuant to Section 2.1; and

                (e) any other document or delivery required by this Agreement or reasonably requested by Seller to effect the transactions contemplated hereby.

         3.6    Deliveries by Newco to the Seller.  At the
Closing, Newco shall deliver or shall cause to be delivered to the Seller the following:

                (a) executed copies of the Transition Services Agreement, the Assumption Agreement, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Canadian Distributor Agreement and the Sales Representative Agreement(s);

                (b) a letter undertaking in form and substance reasonably satisfactory to Seller and Purchaser pursuant to which Newco shall agree to become an party to and be bound by the terms of this Agreement; and

                (c) any other document or delivery required by this Agreement or reasonably requested by Seller to effect the transactions contemplated hereby.

                           ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller hereby represents and warrants to the Purchaser as follows:

         4.1 Organization and Good Standing. Seller is, and as of the Closing Date Newco will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to carry on the Business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Newco will be incorporated no sooner than the business day immediately preceding the Closing and the Common Stock shall not be issued until the Closing. Seller, with respect to the Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of the Business's properties or the nature of the Business's activities require it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

         4.2 Authorization of Agreement; No Conflicts. Seller has full corporate power and authority to execute and deliver this Agreement. Seller has (and as of the Closing Newco will have) full corporate power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller or Newco in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller or Newco being hereinafter referred to, collectively, as the "Seller Documents"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and by Seller and Newco of each of the Seller Documents applicable to Seller or Newco has been, or prior to the Closing will have been, duly authorized by all necessary corporate action on the part of Seller or Newco, as appropriate. This Agreement has been, and each of such Seller Documents will be at or prior to the Closing, duly executed and delivered by Seller or Newco, as appropriate and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller or Newco, as appropriate, enforceable against Seller or Newco, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution, delivery and performance by either Seller of this Agreement and by Seller or Newco, as applicable, of the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller or Newco with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, bylaws or other governing instrument of Seller or Newco, (ii) conflict with, violate, result in the breach or termination of, give any third party the right to terminate or to accelerate any obligations under, or constitute a default under any Contract or Order to which Seller or Newco is a party or by which it or any of the Assets is bound or subject, (iii) constitute a violation of any Law applicable to Seller or Newco, or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser) upon any of the Common Stock or the Assets, except, in each case, for violations, conflicts, breaches or defaults which, alone or in the aggregate, would not hinder or impair the transactions contemplated hereby or have a Material Adverse Effect. Without limiting the generality of the foregoing, except for Purchaser pursuant hereto, no Person has an option, a right of first refusal, a right of first offer or similar right to purchase or otherwise acquire any of the Assets (other than inven tory or products of the Business in the ordinary course of business), and neither Seller nor Newco has entered into any letter of intent, commitment or agreement in principle regarding any such purchase or acquisition.

         4.3 Capitalization. As of the Closing Date, Newco's entire authorized capital will consist of 1000 shares of Common Stock. Newco's issued and outstanding capital stock will consist of 1000 shares of Common Stock. All of the issued and outstanding shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable, and will be held of record by the Seller. There will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Newco to issue, sell or otherwise cause to become outstanding any of its capital stock. There will be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Newco. There will be no voting trusts, proxies or other agreements or understandings with respect to the voting of the Common Stock. At Closing Seller will convey the Common Stock to Purchaser free and clear of all liens, encumbrances, options, proxies, agreements and adverse interests of any kind.

         4.4    Title and Condition of Properties.

                (a) Seller does not own (and Newco shall not own on the Closing Date) any real property which is utilized in the Business except for the California Facility. To Seller's Knowledge, as of the Closing Date, Newco shall own the California Facility free of all adverse interests except for the Permitted Exceptions.

                (b) To Seller's Knowledge, Seller (with respect to the Business) is not in violation of any applicable zoning, building code or subdivision ordinance or other law, regulation or requirement relating to the operation of the California Facility or any of the Assets (including applic able occupational health and safety laws and regulations), which violations, individually or in the aggregate, has had or will have a Material Adverse Effect. Within the three
     (3) years prior to the date of this Agreement, Seller has not received any notice of any such violation or any condemnation proceeding with respect to any California Fac ility or any of the Assets, except as has been previously disclosed to Purchaser in writing.

                (c) Except as otherwise indicated in this Agree ment or on a Schedule to this Agreement, all of the Assets other than the California Facility are owned by the Seller free of any adverse interest other than Permitted Exceptions and such Assets will be conveyed to Newco at the Closing free and clear of any adverse interest other than Permitted Exceptions.

         4.5 Consents. No consent, waiver, approval, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of either Seller or Newco in connection with the execution and delivery by Seller or Newco of this Agreement or the Seller Documents, or the compliance by Seller or Newco with any of the provisions hereof or thereof, except (i) as set forth on Schedule
4.5 hereto and (ii) for compliance by the Seller with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act").

         4.6 Financial Statements. Seller has furnished Pur chaser with the Initial Balance Sheet of the Business as of September 30, 1993 a copy of which is attached hereto as Schedule
4.6. The Initial Balance Sheet has been prepared in accordance with GAAP except as set forth in the notes thereto (except that such balance sheets may omit the notes thereto which might otherwise be required by GAAP), and presents fairly the financial position of the Business at that date. The Seller has furnished Purchaser with a copy of the Consolidating Stand-Alone Condensed Income Statements of the Business for the twelve-month periods ending December 31, 1990, December 31, 1991 and December 31, 1992 and for the nine-month period ending September 30, 1993, a copy of which is attached hereto as Schedule 4.6(a), and the Consolidated Stand-Alone Condensed Income Statements of the business for the twelve-month periods ending December 31, 1990, December 31, 1991, and December 31, 1992 and for the nine-month period ended September 30, 1993, copies of which are attached hereto as Schedule 4.6(b). The Consolidated Stand-Alone Condensed Income Statements present fairly the results of opera tions of the Business and have been prepared on a consistent basis for all periods reflected therein in accordance with the Seller's internal accounting policies except as noted therein.

         4.7 Absence of Undisclosed Liabilities. To Seller's Knowledge, as of the Closing Date, Seller and Newco will have no obligations or liabilities relating to the Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), except (i) obligations under Contracts with respect to the Business, (ii) liabilities to be reflected on the Closing Balance Sheet, and (iii) liabilities set forth on Schedule 4.7 hereto or as otherwise expressly disclosed in or contemplated by this Agree ment or the Schedules attached hereto.

         4.8 Absence of Material Adverse Changes. Except as set forth on Schedule 4.8 hereto, since September 30, 1993 Seller has operated the Business in the ordinary course consistent with past practice and there has been no Material Adverse Effect.

         4.9    Absence of Certain Developments.

                (a) Except as set forth in Schedule 4.9 hereto or as otherwise contemplated herein, with respect to the Business, since the date of the Initial Balance Sheet, neither Seller nor Newco has:

                            (i)    sold, assigned or transferred
         any operating unit or property (tangible or intangible) which would have constituted part of the Assets if such sale, assignment or transfer had not occurred except for sales of products or inventory in the ordinary course of business and except for dispositions and replacements of worn out or outmoded property in accordance with past practices;

                            (ii)   made or granted any bonus or
         any wage or salary increase to any employee or group of employees who are to be hired by Purchaser (except as required by pre-existing contract) or made or granted any increase in any Employee Benefit Plan or Benefit Arrangement (each as defined in Section 4.12 below)for the benefit of any of those employees other than in the ordinary course of business;

                            (iii)  made capital expenditures or
         commitments therefor in connection with the Business in excess of $50,000;

                            (iv)   acquired any business (whether
         by merger, purchase of stock or assets or otherwise) to be conveyed to Purchaser in whole or in part;

                            (v)    suffered any extraordinary
         losses to the Business as a whole or waived any rights of material value relating to the Business, whether or not in the ordinary course of business; and

                            (vi)   suffered any damage,
         destruction or casualty loss to its tangible assets employed in the Business in excess of $10,000, whether or not covered by insurance.

                (b) No officer, director, employee, consultant, advisor or agent of Seller or Newco has been or is authorized to make or receive, and neither Seller nor Newco knows of any of Seller's or Newco's officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time and Seller has an express corporate policy prohibiting such activities.

         4.10   Material Contracts.

                (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, and except for purchase orders received in the ordinary course of business consistent with past practices, Seller, in connection with the Business, is not and, at the Closing Date, Newco will not be a party to any written or oral:

                            (i)    Contract for the employment of
         any officer, partner, individual employee or other person on a full-time, part-time or consulting basis or entitling any such person to severance pay, parachute payment, or other such payment;

                            (ii)   Contract relating to the
         borrowing of money or to mortgaging, pledging or otherwise creating any Security Interest in any of the Assets except for agreements relating to purchase money security interests or personal property leases not otherwise required to be disclosed pursuant to this Agreement other than Security Interests in favor of Bankers Trust Company, as collateral agent relating to certain indebtedness of the Seller;

                            (iii)  agreement with respect to the
         lending or investing of funds;

                            (iv)   license or royalty agreement
         which requires annual payments in excess of $10,000;

                            (v)    guaranty of any obligation for
         borrowed money or any other obligation of any Person, other than endorsements made for collection in the ordinary course of business;

                         (vi)      lease under which either of
         them is the lessee of or holds or operates any real property owned by any other party;

                            (vii)  lease under which either of
         them is lessee of or holds or operates any personal property owned by any other party for which the annual rental payment exceeds $10,000;

                            (viii) lease under which either them
         is lessor of or permits any third party to hold or operate any property, real or personal, owned or con trolled by any of them;

                            (ix)   Contract or group of related
         Contracts (except oral Contracts terminable within 30 days or less without penalty) with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

                            (x)    other Contract or group of
         related contracts (except oral contracts terminable within 30 days or less without penalty) with the same party continuing over a period of more than six months for the date or dates thereof involving more than $50,000;

                            (xi)   Contract which prohibits or
         limits conduct of the Business or any other business related thereto anywhere in the world;

                            (xii)  Contract with any officer,
         director, shareholder, or other Affiliate (except contracts terminable within 30 days or less without penalty);

                        (xiii)  Contract or other agreement with
         any Affiliate for the supply by such Affiliate of any raw materials, materials, parts, supplies or other goods or services material to the conduct of the Business; or

                            (xiv)  Contract which is otherwise
         material to the Business taken as a whole, whether or not entered into in the ordinary course of business.

                (b) Except as set forth on Schedule 4.10, Seller has performed all obligations required to be performed by it under the Contracts listed on Schedule 4.10 and is not in default or breach under any Contract to which it is subject which failures to perform, defaults or breaches, alone or in the aggregate, would have a Material Adverse Effect; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Contract to which Seller (with respect to the Business) is subject which, alone or in the aggregate, would have a Material Adverse Effect; and to the Knowledge of Seller, there is no breach by the other parties to any Contract which would have a Material Adverse Effect.

                (c) Seller has made available to Purchaser a true and correct copy of all written contracts (other than purchase orders) which are referred to on Schedule 4.10 attached hereto, together with all amendments, exhibits, attachments, waivers or other changes thereto.

         4.11 Intellectual Property Rights. Schedule 4.11 sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent appli cations or other applications for registrations of Intellectual Property Rights owned or filed by or on behalf of Seller and all licenses in respect of Intellectual Property Rights other than those names, marks, trade names or trademarks which are Excluded Assets pursuant to Section 1.5(d) hereof; and (ii) material unregistered trade names and trademarks and service marks owned or used by the Seller in connection with the Business.

         Except as set forth in Schedule 4.11: (i) Seller owns and shall, immediately prior to the Closing, transfer to Newco all right, title and interest in and to, or a valid license to use, the Intellectual Property Rights free and clear of all Liens, other than Permitted Exceptions; (ii) to the Knowledge of Seller, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iii) the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights would not have a Material Adverse Effect, and to the Knowledge of Seller, no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that either Seller or Newco license any rights from a third party); and (v) to the Knowledge of Seller, Seller has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted.

         The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property Rights. Seller has taken all necessary and desirable action to maintain and protect the Intellectual Property Rights which are material to the Business as currently conducted.

         4.12   Taxes.

                (a) Except as set forth in Schedule 4.12 hereto, none of the property to be transferred to Newco is subject to a tax benefit transfer lease executed in accordance with
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                (b) The Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

         4.13   Employees and Employee Benefits.

                (a) Except as set forth on Schedule 4.13(a)(i) hereto, (i) Seller is not and, as of the Closing Date, Newco will not be a party to any collective bargaining agreement applicable to Employees or former Employees; (ii) none of the Employees is represented by any labor organization; and
     (iii) there is no labor strike, work stoppage or slowdown pending against Seller or Newco and no pending lockout by Seller or Newco, in each case, with respect to the Business and Seller has no Knowledge of any facts which could give rise or be expected to give rise to any such labor strike, work stoppage, slowdown or lockout. Schedule 4.13(a)(ii) constitutes a true and complete list of all Employees specifying the position held by each such Employee, date of hire, current rate of compensation (including bonuses and commissions, if any) payable to each such Employee, number of such Employee's accrued unused vacation days, whether such Employee is absent from active work and, if so, the date such absence commenced, the reason for such absence, the anticipated date of return of such Employee to active employment and the number of accrued unused sick days for each hourly Employee. The aggregate number of accrued unused sick days for the salaried Employees does not exceed 245.

                (b)  Schedule 4.13(b)(i) hereto lists each
     employee benefit plan as defined in Section 3(3) of ERISA of the Seller or of Newco covering any Employee or former Employee (an "Employee Benefit Plan"). Schedule 4.13(b)(ii) hereto lists each employment or severance contract, arrange ment or plan including, but not limited to pension, profit sharing, retirement or any other form of deferred compensation plan or any stock or partnership interest purchase, stock or partnership interest option, providing for insurance coverage, fringe benefits, severance, termina tion or similar coverage and all compensation policies and practices maintained by the Seller or Newco covering any Employee or former Employee of the Business and that is not an Employee Benefit Plan (a "Benefit Arrangement").

                (c) To Seller's Knowledge, none of Seller or any trustee or administrator of any Employee Benefit Plan or Benefit Arrangement, or any other person, has engaged in any transaction with respect to any such Employee Benefit Plan or Benefit Arrangement which is reasonably likely to subject Newco or the Purchaser to any material tax or penalty (civil or otherwise) under any applicable law (including, but not limited to, ERISA or the Code). To Seller's Knowledge, no actions, suits, investigations or claims with respect to any Employee Benefit Plan or Benefit Arrangement (other than routine claims for benefits) or any fiduciary or other person dealing with such Employee Benefit Plan or Benefit Arrangement which is reasonably likely to result in liability to Newco or the Purchaser (whether direct or indirect) are pending or threatened.

                (d) The Union Pension Plan and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification of such plan and the tax exempt status of such related trust, and to Seller's Knowledge nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Union Pension Plan or the tax exempt status of such related trust. The Union Pension Plan has been maintained, administered and funded in all material respects, in accordance with applicable law including the applicable provisions of ERISA and the Code.

                (e) Except as set forth on Schedule 4.13(e), no Employee Benefit Plan or Benefit Arrangement provides health, life insurance, accident or other "welfare-type" benefits to current or future Retirees, current or future former Employees, or current or future former independent contractors with respect to the Business, their spouses, dependents, or other beneficiaries, other than in accordance with COBRA or applicable State continuation coverage law.

                (f) Except as set forth on Schedule 4.13(f), neither Seller nor, as of the Closing Date, Newco has any obligation to contribute to or has any liability or poten tial liability (including, but not limited to, actual or potential withdrawal liability) with respect to any "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), or with respect to any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder) with respect to the Business.

                (g) Except as set forth on Schedule 4.13(g), none of the Employee Benefit Plans or Benefit Arrangements obligates Seller or Newco to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control" as described in or contemplated by Section 280G of the Code.

                (h)  Intentionally Omitted

                (i)  With respect to the Union Pension Plan,
     except as disclosed on Schedule 4.13(i), as of the Closing Date, the fair market value of the assets of such plan equals or exceeds the present value of all vested and non-vested liabilities thereunder as determined under the most recent actuarial valuation for such Union Pension Plan.

                (j) No Employee has or, as of the Closing Date will have, a loan outstanding from the IMO Savings Plan (as such term is defined in Section 8.4 hereof).

                (k) With respect to the Union Pension Plan and each vacation and paid sick day policy covering the Employees, the Seller has provided the Purchaser with true, complete and correct copies, to the extent applicable, of
     (i) all documents pursuant to which such plan and policies are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the two most recent actuarial reports, (iv) the two most recent financial statements, and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

         4.14 Litigation. Except as set forth on Schedule 4.14 hereto, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened (i) against Seller or Newco in connection with the operation of the Business which, alone or in the aggregate, would have a Material Adverse Effect or result in damages in excess of $50,000 and to Seller's Knowledge there is no basis for any such Proceedings; (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement; or (iii) that questions the validity of this Agreement, any of the Seller Documents or any action taken or to be taken by Seller or Newco in connection with the consummation of the transactions contemplated hereby or thereby.

         4.15   Compliance with Law.  Except as set forth on
Schedule 4.15 hereto or on another Schedule hereto, to the Knowledge of Seller the Business is currently operating in compliance with all applicable Laws and Orders of Governmental Bodies other than non-compliances which alone or in the aggregate would not have a Material Adverse Effect. Except as set forth on
Schedule 4.15 hereto, each of Seller and Newco has neither received, nor knows of the issuance of, any notice of any such violation or alleged violation.

         4.16 Inventory. All inventories included in the Assets, net of the reserves applicable thereto, consist of a quality usable and saleable in the ordinary course of business at prevailing market conditions, are not obsolete or damaged and are not defective.

         4.17 Assets Necessary to Conduct Business. Except for the assets being conveyed pursuant to the German Asset Purchase
Agreement, the Assets comprise all of the contract rights and other property necessary to operate the Business.

         4.18   Environmental Matters.

                (a) Except as may be disclosed to the Purchaser on Schedule 4.18 hereto, Seller and Newco at the Closing Date have all permits, licenses and other authorizations referred to in the definition of "Environment, Health and Safety Requirements" as required for the conduct of the Business in all material respects as conducted by Seller prior to the Closing Date.

                (b) Except as set forth in Schedule 4.18, to Seller's Knowledge, Seller and Newco are in compliance in all material respects with all applicable Environment, Health and Safety Requirements as required for conduct of the Business by Seller as of the Closing Date.

                (c) Except as set forth in Schedule 4.18, to Seller's Knowledge no facts, events or conditions exist with respect to the past or present operations, properties or facilities of Seller in respect of the conduct of the Business by the Seller that has or could reasonably be expected to prevent or interfere with compliance with or result in Liability under, any Environment, Health and Safety Requirements (except for the Comprehensive Environmental Response, Compensation and Liability Act).
     The references to "properties" and "facilities" in this Sec tion 4.18 include those that are owned, leased, subleased, operated or otherwise subject to control by Seller or Newco.

                (d)  Except as set forth in Schedule 4.18 or
     Schedule 4.14, Seller has not received any communication, notice, report or information regarding any pending or threatened charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice regarding Seller alleging any failure to comply with, or alleging any Liability under, any applicable Environment, Health and Safety Requirements, or alleging any Liability under criminal law or common law concerning any of the subject matters referred to in the definition of "Environment, Health and Safety Requirements" in any case regarding the conduct of the Business by Seller.

         4.19 Brokers. Other than Morgan Stanley & Co. Incorpo rated ("Morgan Stanley"), no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or Newco in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person other than Morgan Stanley is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller.

         4.20   Product Warranty.  Except as set forth on
Schedule 4.20, to the Knowledge of the Seller and Newco, no products heretofore sold by Seller or Newco in connection with the Business are now subject to any guarantee or warranty other than pursuant to Seller's standard terms and conditions of sale a copy of which is included on Schedule 4.20 hereto.

         4.21 Customers and Suppliers. Schedule 4.21 hereto lists the 10 largest customers and the 10 largest suppliers to the Business during the year ended December 31, 1992. As of the date hereof, neither Seller nor Newco has received any notice nor has any knowledge that any such customer or supplier intends to terminate its business with the Business and no such customer or supplier has terminated its business with Seller in the last 12 months.

         4.22 Disclosure. To Seller's Knowledge, neither this Agreement, nor any of the Schedules, attachments or exhibits hereto or to be delivered in connection herewith (including, without limitation, the certificates to be delivered by the U.S. Seller and Newco pursuant to Section 3.3) contain any untrue statement of a fact, status, circumstance or condition or omit any disclosure necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                           ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller that:

         5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         5.2 Authorization of Agreement; No Breach. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Purchaser being hereinafter referred to, collectively, as the "Purchaser Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been, and the Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order to which the Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to the Purchaser, except for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially or adversely affect Seller, Newco or the German Seller, hinder or impair the transactions contemplated hereby.

         5.3 Consents. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, except for compliance with the HSR Act.

         5.4 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

         5.5 Brokers. Other than Michael Blitzer & Associates, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to as the transactions contemplated by this Agreement and no Person other than Michael Blitzer & Associates is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.



                           ARTICLE VI

                    COVENANTS OF THE SELLER

         From and after the date hereof and until the Closing, Seller hereby covenants and agrees with the Purchaser (i) as to itself and, on the Closing Date, Newco, as applicable, (ii) as to the Common Stock (iii) as to the Assets being conveyed by Seller to Newco and (iv) and as to the Business, as applicable, that:

         6.1 Cooperation. Each of Seller and Newco shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

         6.2 Access to Documents; Opportunity to Ask Questions. Seller shall provide the Purchaser with such information as the Purchaser from time to time reasonably may request with respect to the Business, and shall permit the Purchaser and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Purchaser Representatives") reasonable access, during normal business hours and upon reasonable prior notice, to the properties, corporate records and books of accounts of the Business, as the Purchaser from time to time reasonably may request; provided, however, that Seller and Newco shall not be obligated to provide the Purchaser with any information the pro vision of which may be prohibited by law or contractual obliga tion; provided, however, that Seller shall promptly notify Pur chaser that such information is being withheld and shall inform the Purchaser as to the reason such information is being withheld. No disclosure by either Seller or Newco whatsoever during any investigation by the Purchaser shall constitute an enlargement of or additional warranty or representation of such Seller or Newco beyond those expressly set forth in this Agree ment. All information and access obtained by the Purchaser in connection with the transactions contemplated by this Agreement shall be subject to the terms and conditions of the letter agree ment relating to confidentiality, dated as of December 30, 1992, between the Seller and Purchaser (the "Confidentiality Agreement").

         6.3    Conduct of Business.

                (a) Except as otherwise may be contemplated by this Agreement or as the Purchaser may otherwise agree in writing, at all times up to and including the Closing Date, Seller will, and, on the Closing Date, Seller will cause Newco to:

                            (i)    conduct the Business'
         operations and carry on cash management practices only in the usual and ordinary course of business in accordance with past practices;

                            (ii)   keep in full force and effect
         Seller's and Newco's corporate existence;

                            (iii)  use all reasonable efforts in
         accordance with past practices to retain the Business' employees and preserve the Business' present business relationships (including, without limitation, relation ships with all customers, suppliers and referral sources);

                            (iv)   maintain the assets of the
         Business, including, without limitation, the California Facility, in the same repair, order and condition as currently maintained, maintain insurance reasonably comparable to that in effect on the date of the Initial Balance Sheet,

                            (v)    maintain the Business' books,
         accounts and records in accordance with past custom and practice;

                            (vi)   maintain in full force and
         effect the existence of all Intellectual Property Rights material to the Business as currently conducted
         (including, without limitation, the rights specifically described in Section 4.11 hereof); and

                            (vii)  promptly inform Purchaser in
         writing of any material variances from the representations and warranties contained in Article IV hereof which become known to Seller.

                (b)  Except as otherwise specifically
     contemplated herein, prior to the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause Newco not to:

                            (i)    directly or indirectly,
         solicit, encourage or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any Person other than Purchaser and Purchaser's Representatives, concerning any disposition or sale of the Common Stock or the Assets (other than the sale of inventory in the ordinary course of business) or the sale of the Business; or enter into any agreement concerning any sale, transfer, assignment or other disposition of the Common Stock or the Assets (other than the sale of inventory in the ordinary course of business) or the Business;

                            (ii)   cause or permit Newco to
         declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock;

                            (iii)  grant any increase in salary
         or bonus or otherwise increase the compensation payable to any director, officer, employee, consultant, advisor or agent, except wage or salary increases required by pre-existing contracts or compensation policies which are consistent with past practices;

                            (iv)   enter into, modify, amend,
         terminate or otherwise take any action to materially increase liabilities under any employment or labor agreement or any employee pension benefit plan or any employee welfare benefit plan of the Business (as described in Section 4.13) other than in the ordinary course of business;

                            (v)    terminate, amend or modify any
         Contract (other than Excluded Contracts) or Permit other than in the ordinary course of business;

                            (vi)   enter into any Contract not in
         the ordinary course of business or which requires annual payments in excess of $10,000 or is for a term in excess of one year; or

                            (vii)  take any action which has had
         or would have a Material Adverse Effect.

         6.4 Consents and Conditions; Assignment of Assets. Seller shall use its best efforts to obtain all approvals, consents or waivers from Persons other than Governmental Bodies necessary to assign to Newco Seller's interest in the Assets or any claim, right or benefit arising thereunder or resulting therefrom (each, an "Interest") as soon as practicable; provided, however, that in no event shall Seller be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver.

         6.5 HSR Act Filings. As promptly as practicable after the execution of this Agreement, the Seller shall file any reports or notifications that may be required to be filed under the HSR Act and shall cooperate with the Purchaser in connection with such filings or responses to requests for additional information.


                          ARTICLE VII

                     COVENANTS AND CERTAIN
                REPRESENTATIONS OF THE PURCHASER

         From and after the date hereof, and until the Closing
Date, Purchaser hereby covenants and agrees with each Seller and, in the case of Section 7.5, hereby also represents and warrants, that:

         7.1 Cooperation. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

         7.2 Confidentiality. Purchaser shall comply with the terms of the Confidentiality Agreement.

         7.3 Consents and Conditions. Purchaser shall use its best efforts to cooperate with the Seller in Seller's efforts pursuant to Section 6.4 hereof to obtain all approvals, consents or waivers from Persons other than Governmental Bodies necessary to assign to Newco all of Seller's interest in the Assets or any claim, right or benefit arising thereunder or resulting therefrom as soon as practicable; provided, however, that in no event shall the Purchaser be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver.

         7.4 HSR Act Filings; Compliance with Antitrust and Competition Laws. As promptly as practicable after the execution of this Agreement, and in any event within 5 business days of the date hereof, the Purchaser shall file all reports and notifications that may be required to be filed under the HSR Act and shall cooperate with the Seller in connection with such filings or responses to requests for additional information. The Purchaser shall use its reasonable best efforts in accordance with Purchaser's business judgment determined in its sole discretion to resolve such objections, if any, as the Antitrust Division of the Department of Justice, the Federal Trade Commission, state antitrust enforcement authorities or competition authorities of any other jurisdiction may assert under the antitrust or competition laws with respect to the transaction contemplated hereby.

         7.5 Purchase Money Loan. Purchaser represents and warrants that it has obtained a commitment letter dated October 21, 1993 from Continental Bank in the form attached to this Agreement as Exhibit B (the "Commitment Letter") and that Purchaser has accepted that commitment within the time limit prescribed in that letter. Purchaser shall use reasonable commercial efforts to obtain a loan from Continental Bank on the Closing Date in sufficient amount to permit Purchaser to pay the Seller the amount required under this Agreement; provided that
(i) Purchaser shall not be required to accept any change in any of the terms prescribed in the Commitment Letter or any terms not specified in the Commitment Letter which, in either case, in the reasonable judgment of the Purchaser are materially disadvantageous to the Purchaser and (ii) Purchaser shall not be deemed to breach its obligations under this Section if Continental Bank fails to disburse the subject loan because any of the conditions to disbursement contemplated in the Commitment Letter or in the subsequent loan documentation are not satisfied for any reason other than the failure of Purchaser to satisfy its obligations under this Section 7.5.


                          ARTICLE VIII

                COVENANTS RELATING TO EMPLOYEES
                  AND EMPLOYEE BENEFITS PLANS

         8.1 Employee Transfer to Newco. Immediately prior to the Closing, and in connection with the transfer of assets provided in Section 1.2, the Seller shall cause the employment of the Employees and the Pumps and Controls Field Sales Force Employees identified in Schedule 8.1(b) to be transferred to Newco, except for any Employees identified in Schedule 8.1(a); provided, however, notwithstanding the definition of "Employee" or anything else in this Agreement to the contrary, the Seller shall not transfer or cause to be transferred to Newco the employment of any Employee who, immediately prior to the Closing, is not reasonably expected by the Seller to be able to perform all of his or her regular duties in his or her respective position with the Seller for any reason within six months after the Closing Date and neither Purchaser nor Newco shall have any obligation or liability whatsoever with respect to any such Employee; provided, however, that with respect to any Employee who, immediately prior to the Closing, is absent from active employment, is at the time of Closing reasonably expected by Seller to be able to perform all of his or her regular duties in his or her respective position within the six-month period after the Closing Date but is not actually able to so perform within such six-month period after the Closing Date by reason of a disability incurred prior to the Closing Date, the Seller shall retain all liabilities and obligations, if any, to provide long-term disability benefits to such Employee in accordance with the applicable long-term disability plan or program of the Seller subject to reimbursement by the Purchaser monthly in arrears for additional premium costs, if any, for such long-term disability coverage (such additional premium costs, if any, to be reasonably documented by the Seller and submitted to the Purchaser at the Purchaser's request). In addition, any Employee who, as of the Closing Date, is receiving long-term disability benefits shall not be a Transferred Employee; provided, however, that Purchaser shall honor the right, if any, of any such Employee to reinstate ment that may be required by law. For purposes of this Agreement, Employees (including CB Employees) whose employment is transferred to Newco immediately prior to the Closing shall be referred to herein as the "Transferred Employees." CB Employees whose employment is transferred to Newco immediately prior to the Closing shall be referred to herein as the "Transferred CB Employees." With respect to the individuals identified on
Schedule 8.1(a), Purchaser or Newco shall, as soon as practicable after the Closing Date, pay such individuals severance pay equal to one week's pay times years of employment in the Business for this purpose, or, if applicable, in lieu thereof, the amounts provided under the Change of Control Agreements, provided, however, that such individuals are not retained in the employ of the Seller. Except as provided in the immediately preceding sentence, notwithstanding anything in this Agreement to the contrary or any Exhibit or Disclosure Schedule hereto, neither Purchaser nor Newco shall assume any liability whatsoever and the Sellers shall retain, bear, and discharge all liabilities with respect to all employees and former employees of the Seller who do not become Transferred Employees (including liabilities pursuant to Section 4980B of the Code). Except as otherwise expressly provided herein, Purchaser in its sole discretion shall fix the terms and conditions of employment for each Transferred Employee who is not a Transferred CB Employee. Terms and conditions of employment for each Transferred CB Employee shall be determined in accordance with the Collective Bargaining Agree ment. Nothing in this Section 8.1 shall be construed to amend or in any way modify any at-will employment policy of Purchaser.

         8.2 Collective Bargaining and Other Agreements. Effective as of the Closing Date, Newco shall assume all rights and obligations of the Seller under the Collective Bargaining Agreement and the Change of Control Agreements. The Seller and Purchaser agree to execute and to cause Newco to execute such documents as may be necessary to effect the transfer of the Collective Bargaining Agreement as of the Closing Date.

         8.3    Pension Plans.

                (a) Effective as of the Closing Date, Purchaser shall cover or cause Newco to cover each Transferred Employee who is not a Transferred CB Employee under an existing defined benefit pension plan of Purchaser on the same terms applicable to other similarly situated employees of Purchaser; provided, however, that Purchaser shall credit or cause Newco to credit each such Transferred Employee with the service recognized by the Seller under its defined benefit plan prior to the Closing Date for purposes of eligibility to participate and vesting but not for purposes of benefit accruals or eligibility to receive early retirement or other subsidized benefits under Purchaser's defined benefit pension plans. As of the Closing Date, the Seller shall cause each Transferred Employee who is not a Transferred CB Employee to be fully vested in his accrued benefits under the defined benefit pension plan or plans of the Seller that covered such Transferred Employee prior to the Closing Date. The Seller shall retain all assets and liabilities, and neither Purchaser nor Newco shall assume any assets, liabilities or obligations, with respect to the defined benefit pension plan or plans of the Seller covering Non-CB Employees.

                (b) As of the Closing Date, the Seller and Newco or Purchaser shall execute an Amendment and Continuation Agreement in a form reasonably satisfactory to the parties which provides for the continuation by Newco or the Purchaser of the Pension Plan for Hourly Paid Employees of IMO Industries Inc. Barksdale Controls (the "Union Pension Plan") as of the Closing Date, such that, as of the Closing Date, Purchaser or Newco shall be substituted for the Seller therein. Purchaser shall credit or cause Newco to credit Transferred CB Employees with their service recognized by the Seller under the Union Pension Plan prior to the Closing Date for all purposes of the Union Pension Plan. The Seller shall transfer or cause to be transferred all assets of the Union Pension Plan from the master trust in which such assets are held to the master trust of the Purchaser as soon as reasonably possible after the Purchaser submits reasonably satisfactory evidence to the Seller that the Purchaser maintains a tax-exempt master trust to hold the assets of the Union Pension Plan.

         8.4 Savings Plan. Effective as of the Closing Date, Purchaser shall cover or cause Newco to cover each Transferred Employee who, on the day before the Closing Date, was a member of the class of employees eligible to participate in IMO Industries Inc. Employees Stock Savings Plan (the "IMO Savings Plan") under an existing savings plan of Purchaser that is intended to meet the requirements of Code Section 401(k) ("Purchaser's Savings Plan") on the same terms applicable to other similarly situated employees of Purchaser; provided, however, that Purchaser shall credit or cause Newco to credit such Transferred Employees with their service with the Seller prior to the Closing Date for purposes of eligibility to participate and vesting. Effective as of the Closing Date, the Seller shall cause each Transferred Employee to be fully vested in his accounts under the IMO Savings Plan and shall permit each such Transferred Employee to elect to receive a total distribution of his accounts under the IMO Savings Plan as soon as practicable after the Closing Date, to the extent permitted by law. Effective as of the Closing Date, Purchaser shall cause Purchaser's Savings Plan to accept direct rollover contributions (as such term is described in Section 401(a)(31) of the Code)from the IMO Savings Plan with respect to the Transferred Employees.

         8.5    Welfare Benefit Plans.

                (a) Effective as of the Closing Date, Purchaser shall cover or cause Newco to cover Transferred CB Employees (and their eligible spouses and dependents) under such welfare benefit plans and programs as are required pursuant to the Collective Bargaining Agreement, crediting such Transferred CB Employees with their service with the Seller prior to the Closing Date for purposes of eligibility to participate, pre-existing condition limitation periods and other waiting periods.

                (b) Effective as of the Closing Date, Purchaser shall cover or cause Newco to cover each Transferred Non-CB Employee (and his or her eligible spouse and dependents) under Purchaser's welfare benefit plans and programs on the same terms applicable to similarly situated employees of Purchaser; provided, however, that Purchaser shall credit or cause Newco to credit such Transferred Non-CB Employee with his or her service with the Seller prior to the Closing Date under Purchaser's welfare benefit plans and programs for purposes of eligibility to participate, pre-existing limita tion periods and other waiting periods.

                (c) Except with respect to Purchaser's agreement to provide severance benefits as set forth in Section 8.1 above, the Seller shall retain, bear and discharge all, and neither Purchaser nor Newco shall assume any liabilities and obligations with respect to the Seller's welfare benefit and workers' compensation plans and programs, including but not limited to the benefits to Retirees under such plans or programs.

         8.6 Accrued Vacation and Paid Sick Days. Purchaser shall credit or cause Newco to credit each Transferred Employee with his or her number of accrued vacation and paid sick days with the Seller, if any, that such Transferred Employee has not used as of the Closing Date.

         8.7 Purchaser's Right to Amend. Purchaser retains all rights to amend, terminate or otherwise modify at any time its employee benefit plans and programs to the extent permitted by the applicable plan documents, the Collective Bargaining Agreement and applicable law.

         8.8 Mutual Cooperation. Purchaser and the Seller shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Article VIII.

         8.9 Employee Benefits Indemnification. From and after the Closing Date, the Purchaser and Newco, jointly and severally, shall indemnify the Seller from any liability, loss, damage or expense the Seller may incur (including reasonable attorneys' fees) with respect to (i) any claims of Transferred Employees arising out of their employment with the Purchaser,
(ii) any Law relating to the termination of any such Employee's or Transferred Employee's employment arising on or after the Closing Date; provided, however, that neither Purchaser nor Newco shall indemnify the Seller with respect to any claim by an Employee or Transferred Employee for "constructive termination" or any claim of any Employee or Transferred Employee for severance payments (other than the severance payments Purchaser has agreed to make pursuant to Section 8.1(a) hereof and (iii) the Union Pension Plan (other than claims attributable to acts or omissions with respect to the assets of such plan between the date of this Agreement and the transfer referred to in Section 8.3(b)).


                           ARTICLE IX

      CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

         The obligations of the Purchaser to consummate the transactions contemplated hereby is, at the option of the Purchaser, subject to the satisfaction of the following conditions:

                     9.1 Performance by Seller; Financing
                Contingency; German Asset Purchase Agreement.

                (a) Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

                (b) Seller shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Closing Date.

                (c)  Intentionally Omitted

                (d) Seller shall have executed and delivered to Purchaser, at the Closing, all of the deliveries to be made by Seller pursuant to Section 3.3;

                (e) Seller shall have executed and delivered to Newco and the Purchaser, at the Closing, all of the deliveries to be made by Seller pursuant to Section 3.4;

                (f) Seller shall have obtained the full release of all Security Interests in the Assets in favor of Bankers Trust Company, as collateral agent, relating to certain indebtedness of the Seller and shall have delivered at Closing for filing with all appropriate Governmental Bodies U.C.C.-3 Termination Statements with respect to such Security Interests;

                (g) Seller shall have transferred the Assets to Newco;

                (h) each of the conditions to closing of the German Purchaser under the German Asset Purchase Agreement shall have been satisfied in full, other than the Closing hereunder; and

                (i) Purchaser will have obtained debt financing in an amount sufficient to consummate the transactions contemplated hereby on the terms set forth in the Commitment
     Letter.


         9.2 HSR Act. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired.

         9.3 No Prohibition. No Governmental Body shall have instituted or notified any party hereto or any of their affiliates of any intention or threat to institute any suit, action or Legal Proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement. No Law or Order of any court or administrative agency shall be in effect which prohibits either Seller or Newco from consummating the transactions contemplated hereby.


                           ARTICLE X

        CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

         The obligation of Seller to consummate (i) the transfer conveyance and assignment of the Assets to Newco (ii) the assign ment of the Assumed Liabilities to Newco and (iii) the sale of the Common Stock to Purchaser are, at the option of Seller, subject to the satisfaction of the following conditions.

         10.1   Representations, Warranties and Covenants.

                (a) Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date.

                (b) Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date (or such performance shall have been waived).

         10.2 German Asset Purchase Agreement. Each of the conditions to closing of the German Seller under the German Pur chase Agreement shall have been satisfied in full, other than the Closing hereunder.

         10.3 No Prohibition. No Governmental Body shall have instituted or notified any party hereto or any of their affiliates of any intention or threat to institute any suit, action or Legal Proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement. No Law or Order of any court or administrative agency shall be in effect which prohibits Purchaser from consummating the transactions contemplated hereby.

         10.4   Delivery of Documents.

                (a) Purchaser shall have executed and delivered to the Seller, at the Closing and made all of the deliveries including payment of the Purchase Price, required to be made by Purchaser pursuant to Section 3.5 hereof.

                (b) Newco shall have executed all documents and made all deliveries to the Seller, at the Closing, required pursuant to Section 3.6 hereof.

         10.5 HSR Act. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired.


                           ARTICLE XI

               ADDITIONAL POST-CLOSING COVENANTS

         11.1   Agreement Not To Compete.

                (a) Seller shall not, and shall take all actions necessary to ensure that its Affiliates do not, for a period of five years after the Closing Date, directly or indirectly, own, manage, control, participate in, consult with, render services for or in any manner engage in or be connected with in any manner, anywhere in the world, with any business which designs, manufactures, assembles, produces, sells or distributes pressure switches, temperature switches or control valves (other than as these products are being used as components or replacement parts in systems of the type currently sold by Seller's other existing divisions so long as such systems continue to be sold or serviced by Seller or its divisions) provided, how ever, that nothing herein shall prohibit Seller from being a passive owner of, in the aggregate, less than 5.0% of the outstanding stock of any class of a corporation which is publicly traded so long as neither Seller nor any of its Affiliates have any active participation in the business or management of such corporation.

                (b) Neither Seller nor any of its Affiliates will manufacture or assemble those transducers currently manufactured by Seller's TransInstruments Division
     ("TransInstruments"), in any state, territory or protectorate of the United States of America for a period of two years after the Closing Date.

                (c)   The provisions of Section 11.1(a), (b) or
     (d) to the contrary notwithstanding, Seller's Gems Sensor Division ("Gems") may design, manufacture, assemble, produce, sell and distribute environmental leak detection systems, transducers and transducer-based components which are used in environmental leak detection systems.

                (d) In the event Seller disposes of the business of its TransInstruments Division ("TransInstruments") and/or Seller's CEC Instruments Division ("CEC") by sale of all or substantially all of the assets, sale of stock, merger or other disposition to any party which is not an Affiliate of Seller (a "Non-Affiliate"), Seller shall not, directly or indirectly, for a period commencing upon the date of such disposition and ending on the expiration of five years from the date of this Agreement, manufacture, distribute or sell the products manufactured by such division that compete with products manufactured or sold by the Business as of the Closing Date (including as any such products may be improved or updated) anywhere in the world. Nothing contained herein shall be construed to require Seller to bind any Non-Affiliate transferee of the business or assets of Trans Instruments or CEC to the provisions of this Section 11.1.

                (e)  In the event that the TransInstruments
     Division assumes or acquires CEC or the business of CEC or any part thereof pursuant to a corporate restructuring of Seller or otherwise, the operation of such business by TransInstruments anywhere in the world shall not be deemed to be a breach of Section 11.1(b).

                (f) For a period of two years after the Closing Date, Seller shall not, directly or indirectly, solicit, encourage, persuade or attempt to persuade any employee of the Business, or any Person who is an employee of the Purchaser at any time after the Closing Date, to leave the Purchaser's employ or such employ of the Business, or to become employed by any Person other than the Purchaser, nor shall Seller or its Affiliates employ (whether or not solicited, encouraged, or persuaded) any member of Purchaser's or the Business' sales force during such period. For a period of two years after the Closing Date, Purchaser shall not, directly or indirectly, solicit, encourage, persuade or attempt to persuade any employee of the Seller or any Affiliate of the Seller (other than employees transferred pursuant to this Agreement) to leave the Seller's or such Affiliate's employ, or to become employed by any Person, nor shall Purchaser or its Affiliates employ (whether or not solicited, encouraged, or persuaded) any member of Seller's sales force during such period.

                (g)  The Seller agrees, covenants and
     acknowledges that, from and after the Closing Date, the Seller will not, and will cause its Affiliates not to disclose, give, sell, use or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) relating exclusively to the Business. The Purchaser agrees, covenants and acknowledges that, from and after the Closing Date, the Purchaser will not, and will cause its Affiliates not to disclose, give, sell, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) relating exclusively to the business of the Seller other than the Business. The foregoing obligations of confidentiality shall not apply to confidential information which (i) is or become generally available to the public through no act or omission on the part of the party who is sought to be bound by confidentiality, (ii) is hereafter received on a non-confidential basis by the Seller or Purchaser, as the case may be, from a third party who has the lawful right to disclose such confidential information,
     (iii) is independently developed by an employee or agent of the party who is sought to be bound by confidentiality who did not have access to the confidential information or (iv) the Seller or the Purchaser, as applicable, must disclose pursuant to court order or Law.

                (h) Neither the Seller nor the Purchaser shall engage in any activity the purpose of which is to evade the provisions of this Section 11.1.

                (i)  If, at the time of enforcement of this
     Section 11.1, a court shall hold that the duration, scope or geographic area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope and geographic area.

                (j) The parties hereto acknowledge and agree that the party seeking to enforce the provisions hereof would be irreparably harmed in the event any of the provisions of this Section 11.1 are not performed in accordance with the specific terms hereof or are otherwise breached by the other party. Accordingly, the parties hereto agree that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 11.1 and to enforce specifically the terms and provisions of such Section in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         11.2   Further Assurances.

                (a) From time to time after the Closing Date, the Seller shall, and the Purchaser shall, and shall cause Newco to (i), at the reasonable request of the Purchaser, execute and deliver such other and further instruments of sale, assignment, assumption, transfer and conveyance and take such other and further action as the Purchaser may reasonably request in order to vest in the Purchaser and put the Purchaser in possession of the Assets and to transfer to the Purchaser any Contracts and all rights of the Seller relating to the Assets and assure to the Purchaser the benefits thereof, and, (ii) at the reasonable request of the Seller, to give effect to Newco's assumption of the Assumed Liabilities.

                (b) To the extent any of the approvals, consents or waivers referred to in Section 6.4 hereof have not been obtained by any Seller as of the Closing, Seller shall use its reasonable efforts to do the following:

                            (i)    cooperate with the Purchaser
         in any reasonable and lawful arrangements designed by Purchaser to provide the benefits of such Interest to the Purchaser; and

                            (ii)   enforce, at the request of the
         Purchaser, and at the expense for the account of Seller any and all rights of Seller arising from such Interest against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Interest in accordance with the terms thereof upon the written advice of the Purchaser); and

                         (iii)     use diligent efforts to obtain
         after the Closing all necessary consents to the assignment of such agreement to Purchaser (and upon the grant of such consents, such Contract shall be automatically assigned to Purchaser and assumed by Purchaser).

To the extent that Seller enters into lawful arrangements designed to provide the benefits of any Interest as set forth in clause (b)(i) above, such Interest shall be deemed to have been assigned to Newco and accepted by the Purchaser for purposes of
Article I hereof.

         11.3 Tax Returns. To the extent required by applicable law, the Seller shall include Newco in all consolidated, combined or unitary Tax returns of the Seller for tax periods of Newco ending on or prior to the Closing Date. Seller shall not treat (nor file any Tax Return which treats) the transfer of the Assets to Newco as qualifying under Section 351 of the Code and shall not advance any position to any taxing authority which treats the transfer of the Assets to Newco as qualifying under Section 351 of the Code.

         11.4   Guarantee of Performance.

                (a) The Seller hereby unconditionally guaranties the full and prompt performance of all of the liabilities and obligations of the German Seller under the German Asset Purchase Agreement and the payment of any amount owed by the German Seller with respect to any adjustment to the Purchase Price pursuant to Section 2.3 hereof.

                (b)  The Purchaser hereby unconditionally
     guaranties the full and prompt performance of all liabilities and obligations of the German Purchaser under the German Asset Purchase Agreement and the payment of any amount owed by the German Purchaser with respect to any adjustment to the Purchase Price pursuant to Section 2.3 hereof.

         11.5 Public Announcements. Neither Seller (nor any of its Affiliates) nor Purchaser (nor any of its Affiliates) shall make any written public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, prior to the initial public disclosure of such Agreement and such transactions, without consent of the other party (which consent shall not be unreasonably withheld), except as may be required by Law. Subsequent to such initial public disclosure and until such time as the transactions contemplated hereby are consummated, Purchaser shall (i) use reasonable efforts to consult with Seller with respect to Purchaser's public disclosures concerning this Agreement and the transactions contemplated hereby, (ii) reasonably take into account Seller's comments on such public disclosures and (iii) not make any written disclosure concerning Seller's customers without Seller's prior consent. Each of Seller and the Purchaser hereby agree to keep confidential any information provided to it by the other party in connection with this Section 11.5. Purchaser shall, at Seller's request, correct any public disclosure prior to the Closing concerning Seller or the Business which is materially incorrect as to fact.

         11.6 Joint Post-Closing Covenant of the Seller and the Purchaser. Seller and the Purchaser jointly covenant and agree that, from and after the Closing Date, Seller and the Purchaser will cooperate with each other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation and audit of Seller's and the Purchaser's Tax Returns relating to the Business for all periods up to and including the Closing Date and (b) any audit of Purchaser and/or Seller with respect to the sales, transfer and similar taxes imposed by the laws of any state, relating to the transactions contemplated by this Agreement. In furtherance here of, the Purchaser and Seller further covenant and agree to respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

         11.7 Books and Records; Personnel. For a period of two years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing Legal Proceeding):

                (a)  The Purchaser shall not dispose of or
     destroy any of the business records and files of the Business. If the Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give 30 days' prior written notice to the Seller and the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30 day period, to take possession of the records and files within 60 days after the date of the Seller's notice to the Purchaser.

                (b) The Purchaser shall allow Seller and its Representatives access to all business records and files of the Business which are transferred to the Purchaser in connection herewith and relating solely to the conduct of the Business prior to the Closing Date, during regular busi ness hours and upon reasonable notice at the Purchaser's principal place of business or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be provided no more than one time in any calendar year and shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's business or operations.

                (c)  The Purchaser shall make available to
     Seller, upon written request and at such Seller's expense
     (i) the Purchaser's personnel to assist Seller in locating and obtaining records and files maintained by the Purchaser relating solely to the conduct of the Business prior to the Closing Date and (ii) any of the Purchaser's personnel previ ously in Seller's employ whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, existing or future litigation, arbitration, administrative proceeding, tax return preparation or other matters in which Seller or any of its affiliates is involved and which is related to the conduct of Business prior to the Closing Date.]


                          ARTICLE XII

              INDEMNIFICATION AND RELATED MATTERS

         12.1 Indemnification by the Seller and the German Seller. Subject to the provisions of this Article XII, Seller shall and, in the case of Sections 12.1(a), (b) and (c), the Seller and the German Seller shall, jointly and severally, indemnify and hold the Purchaser harmless from and against all Damages, Liabilities or losses incurred in connection with or resulting from or arising out of:

                (a) the failure of any of the representations and warranties of Seller contained in Article IV of this Agreement or of the German Seller in the German Asset Purchase Agreement, respectively, to have been true when made and as of the Closing Date , it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true in all material respects as of such specified date;

                (b) the failure of Seller to comply with any of the covenants contained in this Agreement which are required to be performed by Seller or any failure by the German Seller to comply with any covenant or agreement required to be performed by the German Seller pursuant to the German Asset Purchase Agreement;

                (c)  the Excluded Liabilities or any German
     Excluded Liability (as defined in the German Asset Purchase
     Agreement); and

                (d) any actual, alleged or threatened Liability under any Environment, Health and Safety Requirements, or under criminal law or common law concerning any of the sub jects referred to in the definition of "Environment, Health and Safety Requirements," that is based upon facts, events, occurrences, circumstances, activities or other conditions that occurred or existed at the California Facility on or prior to the Closing Date, except that this provision shall not apply to any Excluded Liability.

         12.2 Indemnification by the Purchaser. Subject to the provisions of this Article XII, the Purchaser shall indemnify and hold Seller harmless from and against all Damages, Liabilities or losses incurred in connection with, resulting from or arising out of:

                (a) the failure of any of the representations and warranties contained in Article V of this Agreement or of the German Purchaser in the German Asset Purchase Agreement, respectively, to have been true when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same,shall apply only to the failure of such representations and warranties to be true in all material respects as of such specified date;

                (b) the failure of the Purchaser to comply with any of the covenants contained in this Agreement which are required to be performed by the Purchaser or any failure by the German Purchaser to comply with any covenant or agreement required to be performed by the German Purchaser pursuant to the German Asset Purchase Agreement;

                (c)  the Assumed Liabilities or any German
     Assumed Liability (as defined in the German Asset Purchase
     Agreement); and

                (d) the operation of the Business or ownership of the Assets after the Closing Date.


         12.3 Determination of Damages and Related Matters. In calculating any amount payable to the Purchaser pursuant to
Section 12.1 or payable to Seller pursuant to Section 12.2, the Person obligated to pay such amount shall receive credit for (i) any tax benefit allowable as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries, and no amount shall be included for the Purchaser's or the Seller's, as the case may be, special, consequential or punitive damages. Each of Seller and the Purchaser agrees that, except as specifically set forth in this Agreement, neither party (including its representatives) has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

         12.4   Limitation on Indemnification Liabilities.

                (a)  The indemnifications in favor of the
     Purchaser contained in Section 12.1(a) hereof shall not be effective until the aggregate dollar amount of all losses, liabilities, damages or expenses (including reasonable attor neys' fees) indemnified against under such Section, without limitation, exceeds $500,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount, and shall terminate once the dollar amount of all losses, liabilities, damages and expenses (including reasonable attorneys' fees) indemnified against aggregates fifty percent (50%) of the Purchase Price; provided that Purchaser shall be entitled to full indemnification against the things cited in clauses (b), (c) and (d) of Section 12.1 and for any breach of the covenant set forth in Section 11.1 hereof without application of any Threshold Amount requirement or any other limitation on full indemnification against such things.

                (b)  The indemnification in favor of the
     Purchaser contained in Section 12.1(d) hereof shall not be effective until the aggregate dollar amount of all Liabilities indemnified against under such section exceed $100,000 (the "Environmental Threshold"). Once such Liabilities exceed the Environmental Threshold the indemnification shall apply to seventy-five percent (75%) of the amount by which those Liabilities exceed the Environmental Threshold without any limitation as to time or dollar amount. The remaining twenty-five percent (25%) of the amount by which such Liabilities exceed the Environmental Threshold shall be paid without any limitation as to the time or dollar amount by the Purchaser or Newco and the Seller shall be indemnified by the Purchaser in respect thereof.

                (c) The indemnifications in favor of the Seller contained in Section 12.2 (a) hereof shall not be effective until the aggregate dollar amount of all losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) indemnified against under such Section exceeds $500,000 (the "Seller's Threshold Amount") and then only to the extent such aggregate amount exceeds the Seller's Threshold Amount, and shall terminate once the dollar amount of all losses, liabilities, damages and expenses (including reasonable attorneys' fees) indemnified against aggregates fifty percent (50%) of the Purchase Price; provided that Seller shall be entitled to full indemnification against the things cited in clauses
     (b), (c) and (d) of Section 12.2 without application of any Sellers' Threshold Amount or any other limitation on full indemnification against such things.

                (d) Notwithstanding the foregoing, Purchaser's right to recover pursuant to Section 12.1(c) shall be inde pendent of, and shall not be subject to any of the limitations on Seller's indemnification obligations pursuant to this Section 12.4, whether or not the subject matter of any claim in respect of an Excluded Liability also constitutes a matter with respect to which Purchaser would otherwise be entitled to recover under any other clause of
     Section 12.1 hereof.

         12.5 Survival of Representations, Warranties and Cov enants. The parties hereto agree that the representations and warranties made in this Agreement and any indemnification made with respect thereto shall survive the Closing Date and shall continue in full force and effect after the date hereof as follows:

                (a) Seller's representations and warranties set forth in Sections 4.3 (Capitalization; Title to Common Stock), 4.4 (Title and Condition of Properties), and 4.11 (Taxes), shall continue in full force and effect after the Closing Date until the expiration of the applicable statute of limitations with respect to such matters.

                (b)  Seller's representations and warranties
     other than those set forth in (a) above and the representations and warranties of the German Seller in the German Asset Purchase Agreement shall continue in full force and effect after the Closing Date for a period ending on the later of (i) the date which is one year after the Closing Date and (ii) March 31, 1995.

                (c)  All of Purchaser's and the German
     Purchaser's representations and warranties shall remain in full force and effect after the Closing Date for a period of ending on the later of (i) the date which is one year after the Closing Date or (ii) March 31, 1995.

                (d) The parties hereto acknowledge and agree that all claims for indemnification for breach of any representation or warranty relative thereto must be made within the periods set forth in (a)-(c) above, inclusive, by giving notice pursuant to Section 12.6 below or shall be time-barred but if a party shall give the other party notice of facts or circumstances relating to any particular warranty prior to the time limit prescribed by this Agreement, then the party giving notice shall be entitled to indemnification against claims and liabilities growing out of such facts and circumstances even if such claims or the amount of such liabilities are not determined until after the time limit prescribed with respect to the relevant representation or warranty. The foregoing time limitation shall be construed to apply only to the indemnity obligations of the Seller under Section 12.1(a) and only to the indemnity obligations of the Purchaser under Section 12.2(a) and not to any other provisions of Section 12.1 or
     12.2 hereof. The Seller's and the German Seller's indemnification obligations under Sections 12.1(b)-(d) and the Purchaser's and the German Purchaser's indemnification obligations under Sections 12.2(b)-(d) shall continue in full force and effect without any time limitation.

         12.6 Notice of Indemnification. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XII or for breach of any of the representations and warranties set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim to the extent then known.

         12.7   Indemnification Procedure for Third-Party Claims.
                (a) Except as otherwise provided herein, in the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice (provided that the Indemnitee shall have the right to approve such counsel, which approval shall not be unreason ably withheld), and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder to the extent legally permissible in the jurisdiction in which such litigation takes place; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice provided that (except as otherwise specified herein) the Indemnitee shall pay the cost of its own separate counsel. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand provided that Indemnitor will not consent to the entry of any judgment or settlement which
     (i) involves any consideration other than the payment of money or (ii) fails to include a provision whereby all plaintiffs or claimants release the Indemnitee from all Liability with respect thereto without the prior written consent of the Indemnitee. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel of its choosing subject to the reasonable approval of Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Article with respect to any loss, liability, claim, obligation, damage and expense occasioned by such settlement, provided that if the Indemnitee reasonably concludes that the Indemnitor has failed to assume defense of any claim or is not providing an adequate defense of Indemnitee with respect to that claim, then the Indemnitee shall be entitled to settle such claim and Indemnitor shall be obligated to reimburse Indemnitee for the cost of such settlement to the extent (i) Indemnitor was responsible for indemnification against the claim and
     (ii) the settlement is reasonable.

                (b) Notwithstanding the foregoing, Purchaser shall have the exclusive right to control the defense of and determine the response to any claim arising under Environment, Health and Safety Requirements which may involve Remedial Action at the California Facility after the Closing Date; provided Purchaser shall provide Seller with reasonable advance notice of any such actions and shall not take any such action which is unreasonable and to which Seller shall object within 5 business days after notice thereof. In connection therewith, Purchaser's right shall include, but not be limited to, the right to conduct studies, investigations, prepare draft and final environmental reports, hire consultants, make reports and conduct discussions and negotiations with governmental authorities and prepare, propose and implement remediation plans and other responses to such claims. In connection with the foregoing:

                            (i)    Purchaser will permit
         representatives of Seller (including advisors and consultants) to visit and inspect the Facility and to enter the Facility for the purpose of conducting such environmental tests as Seller may reasonably desire with respect to such potential or actual claim, all during normal business hours, on reasonable notice and at Seller's expense;

                            (ii)   Purchaser shall use reasonable
         efforts to consult with Seller prior to notifying any governmental authority of any event or the existence of any state of facts that such Indemnified Party recognizes may give rise to a potential or actual claim and prior to initiating any discussions with any governmental authority relating to such potential or actual claim and shall consult with Seller, at Seller's request, except where such prior notice and consultation is not feasible; and

                            (iii)  Purchaser shall cause to be
         furnished to Seller drafts of all proposed remediation plans with respect to any potential or actual claim not less than ten business days prior to the date on which they are required to be submitted to any applicable governmental authorities. Purchaser will consult with Seller, at Seller's request, in formulating and implementing any proposed response to any actual or potential claim and will keep Seller reasonably informed with respect to Purchase's proposed response.

         12.8 Exclusive Remedy. The exclusive remedy available to a party hereto in respect of the matters covered by or indem nified against in Section 12.1 or Section 12.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article XII.


                          ARTICLE XIII

                          TERMINATION

         13.1   Termination.  This Agreement may be terminated:

                (a) by the written agreement of the Purchaser and the Seller;

                (b) by either the Purchaser, on the one hand, or the Seller, on the other hand, if there shall be in effect a non-appealable order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby prior to December 15, 1993;

                (c) by either the Purchaser or the Seller if either (i) the German Asset Purchase Agreement is not signed by all parties thereto on or prior to the close of normal business hours in Chicago on November 12, 1993 or (ii) the terms of the Canadian Distribution Agreement or any of the Sales' Representative Agreements have not been agreed to the mutual satisfaction of Purchaser and Seller (and a writing evidencing such agreement executed by Seller and Purchaser) on or prior to the close of normal business hours in Chicago on November 12, 1993; or

                (d) by either the Purchaser or Seller if the Closing shall not have occurred on or before December 15, 1993.

         13.2   Liabilities After Termination; Payments Upon
Termination.

                (a) Except as otherwise provided in this Section 13.2, upon any termination of this Agreement pursuant to
     Section 13.1, no party hereto shall thereafter have any further liability or obligation under or by reason of this Agreement.

                (b)  If this Agreement is terminated by either
     Seller or Purchaser pursuant to the provisions of Section
     13.1(c) above, then the entire Deposit Amount shall be paid over to the Purchaser.

                (c)  If this Agreement shall be terminated
     pursuant to Section 13.1(d) above and any of the conditions specified in Article IX (other than the condition specified in Section 9.1(i)) shall not have been satisfied in full on the Closing Date, then the entire Deposit Amount shall be paid over to Purchaser (whether or not the condition specified in Section 9.1(i) shall have been satisfied).

                (d)  If Purchaser fails to proceed with the
     Closing solely as a result of the nonsatisfaction of the condition in Section 9.1(i) hereof and not also as the result of the failure of any of the other conditions set forth in Article IX to have been satisfied in full on the Closing Date (provided, that Seller shall not be deemed to have failed to satisfy any of such conditions if Seller shall have been ready, willing and able to satisfy such conditions in full on the Closing Date), then the entire Deposit Amount shall be paid over to the Seller and Purchaser shall have no further liability to Seller (other than for breach of Section 7.2) except that, in the event the Seller is able to prove by clear and convincing evidence that the nonsatisfaction of the condition in Section 9.1(i) was caused by the breach by Purchaser of its obligations under Section 7.5, then, in such event, the Seller shall be entitled to recover from Purchaser any damages (other than damages excluded by Section 13.2 (h))in excess of the Deposit Amount which the Purchaser shall have incurred by reason of the failure of the Purchaser to consummate the acquisition contemplated by this Agreement.

                (e) If Purchaser fails to consummate the transac tions contemplated hereby notwithstanding the fact that the Seller shall have satisfied or have been ready, willing and able to satisfy on the Closing Date each of the conditions to Closing set forth in Article IX which was not in fact satisfied on the Closing Date, then the entire Deposit Amount shall be paid over to the Seller for application towards (but not in limitation of) any and all damages Seller may realize as a consequence of such failure; provided, that Seller shall in no event have the right to recover more than the excess of Seller's total damages over the Deposit Amount or to recover damages excluded by 13.2(h).

                (f)  If Seller fails to consummate the
     transactions contemplated hereby notwithstanding the fact that the Purchaser shall have satisfied or have been ready, willing and able to satisfy on the Closing Date each of the conditions to Closing set forth in Article X which was not in fact satisfied on the Closing Date, then Purchaser shall be entitled to any and all damages Purchaser may realize as a result of such failure (other than damages excluded by Section 13.2 (h)), provided that in the event Seller sells the Business pursuant to a contract or contracts entered into with one year after the termination hereof for a consideration in excess of the consideration payable under this Agreement, then (i) the recovery to which the Purchaser shall be entitled under this paragraph (f) shall be the amount by which the consideration received therefor shall exceed the consideration which would have been owed therefor under this Agreement and (ii) Purchaser shall not be entitled to any other damages by reason of such failure.

                (g)  Subject to the limitations in Section
     13.2(d), (e), (f) and (h), no termination of this Agreement shall relieve either party of any liability to the other party for any breach of this Agreement prior to the date of such termination.

                (h)  In no event shall any party to this
     Agreement be responsible to any other party for any consequences which may arise under such other party's borrowing agreements or for any damages which may flow from any such consequences.


                          ARTICLE XIV

                         MISCELLANEOUS

         14.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Accounts Receivables" means all accounts receivable and all notes receivable (whether short-term or long-term) from third parties or affiliates, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits.

         "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person.

         "Assets" has the meaning set forth in Section 1.2.

         "Assigned Contracts" has the meaning set forth in
Section 1.3

         "Assumed Liabilities" has the meaning set forth in
Section 1.6.

         "Benefit Arrangement" has the meaning set forth in
Section 4.13(b).

         "Business" means the business conducted by the Seller and the German Seller (and their affiliates) involving the design, manufacture, sale and/or distribution of pressure switches, temperature switches, control valves, transducers and related products and services, including but not limited to, all business done under the names Barksdale, Shear-Seal and the Little General whether conducted by the Seller's Barksdale Controls Division, the German Seller, Newco or otherwise (but with respect to pressure transducers only to the extent designed and manufactured by Seller's Barksdale Controls Division).

         "California Facility" means the U.S. Seller's plant located at 3211 Fruitland Avenue, Vernon, California and the real property owned in fee by the Seller at such location.

         "CB Employee" means each Employee who immediately prior to the Closing Date is covered by the Collective Bargaining
Agreement.

         "Change of Control Agreements" shall mean the four letter agreements dated November 16, 1992 set forth in Schedule
4.13(b)(ii), 4.10(a)(i) and 4.13(g) providing salary continuation, job outplacement and other benefits.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Balance Sheet" has the meaning set forth in
Section 2.4(a) hereof.

         "Closing Date" has the meaning set forth in Section 3.1 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collective Bargaining Agreement" means that certain
Agreement entered into on March 1, 1991, between IMO Industries,
Inc., Barksdale Controls Division and United Steel Workers of
America, AFL-CIO-CLC, Local Union 2018.

         "Common Stock" has the meaning set forth in the recitals hereof.
         "Confidentiality Agreement" has the meaning set forth in
Section 6.2 hereof.

         "Contract" means any contract, agreement, purchase order, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, employee non-compete, distribution agreement, commitment or other arrangement or agreement, whether written or oral.

         "Damages" means all claims, actions, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees incident to the foregoing).

         "Deposit Amount" means the $750,000 deposited by the Purchaser on the date hereof into an escrow account with the Escrow Agent pursuant to the terms of the Escrow Agreement.

         "Employees" means (i) all persons employed by the Seller in the Business immediately prior to the Closing Date and (ii) the Pumps and Controls Field Sales Force Employees identified on
Schedule 8.1(b) including any persons on short-term disability, sick leave, layoff or leave or absence.

         "Employee Benefit Plan" has the meaning set forth in
Section 4.13(b) hereof.

         "Environment, Health and Safety Requirements" means all of the terms and conditions of all permits, licenses and other authorizations which are required under, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign Environmental Laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, charges, notices and demand letters issued, entered, promulgated or approved thereunder) relating to public health and safety, worker health and safety, or pollution or protection of the environment, including Environmental Laws (as defined below) relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, subsoil or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Environmental Laws" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act,
the Clean Air              Act, the Safe Drinking Water Act, the
Toxic Substances Control Act, the Refuse Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide Fungicide and Rodenticide Act, and any state or local laws that implement those federal laws or cover the same or similar subject matters as those federal laws.

         "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

         "Escrow Agreement" means that certain Escrow Agreement of even date herewith by and among Purchaser and Seller and Continental Bank, N.A. as escrow agent (the "Escrow Agent").

         "Excluded Contracts" has the meaning set forth in
Section 1.3(c) hereof.

         "Final Working Capital Adjustment" has the meaning set forth in Section 2.3(d) hereof.

         "GAAP" means generally accepted accounting principles in the United States.

         "German Asset Purchase Agreement" means that certain agreement by and among Purchaser, Seller, German Purchaser and German Seller pursuant to which the German Purchaser shall acquire certain assets and shall assume certain liabilities of the German Seller, the form and substance of which shall be satisfactory to each of the parties thereto.

         "German Seller" has the meaning set forth in the recitals hereof.

         "Governmental Body" means any government or governmental or regulatory body thereof, or political division thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

         "Hazardous Materials" shall mean pollutants, contaminants, and chemical, industrial and hazardous materials and wastes, and shall include, but not be limited to, substances regulated under any of the Environmental Laws.

         "HSR Act" has the meaning set forth in Section 4.5 hereof.

         "Indemnitor" has the meaning not forth in Section 12.6 hereof.

         "Indemnitee" has the meaning set forth in Section 12.6 hereof.

         "Initial Balance Sheet" means the balance sheet of the Business at September 30, 1993 prepared by Sellers and attached as Schedule 4.6 hereto.

         "Intellectual Property Rights" shall mean all of the fol lowing owned by or issued to Seller and used in or necessary for conduct of the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriation thereof), the right to sue and recover for past infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including, without limitation, the use of the current corporate name and trade name(s) listed on the Intellectual Property Rights Schedule and all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; mask works; and registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manu facturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); computer software (including, without limitation, data, databases and documentation); other intellectual property rights; licenses to any of the foregoing and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limi tation, the items set forth on the Schedule 4.11 attached hereto.

         "Interest" has the meaning set forth in Section 6.4 hereof.

         "Knowledge" with respect to the Seller or Newco means the collective knowledge which the executive officers and key employees of Seller or Newco listed on Schedule 14.1 hereto would have (i) after each such person shall have made reasonably diligent investigation of all relevant files, books and records of the Seller relating to the Business; and (ii) such persons shall collectively have made reasonably diligent inquiry of such other persons employed by Seller or any of its Affiliates with whom it is reasonable to consult concerning the subject matter about which such persons are making inquiry in order to be confi dent that the representations in the agreement are complete and accurate.

         "Law" means any federal, state, local or foreign law
(including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

         "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

         "Liabilities" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due). "Liability" shall include, but not be limited to, responsibility or Liability for Remedial Action (including costs of Remedial Action and any lawful government oversight costs incidental to Remedial Action), Liability for natural resource damages, Liability for illness, personal injury or the increased risk of or fear of illness or personal injury, and Liability for economic losses or other property damage.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restrictions or limitation whatsoever.

         "Material Adverse Effect" means any material adverse effect on, or any effect that results in a material adverse change in, the Assets as a whole or the condition, results of operations, liabilities or prospects of the Business, as a whole.

         "Non-CB Employee" means each Employee who is not covered by the Collective Bargaining Agreement.

         "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "Permit" means any written approval, authorization, consent, franchise, license, permit or certificate by any Govern mental Body.

         "Permitted Exceptions" means (i) prior to the Closing Date, Liens in favor of Bankers Trust Company, as collateral agent, relating to certain indebtedness of Seller (ii) statutory Liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics', carriers', workers, repairers' and similar Liens arising or incurred in the ordinary course of business that are not in the aggregate material to the Business or the Assets; (iv) zoning, entitlement and other land use and environmental regulations by Governmental Bodies, provided that such regulations have not been violated; (v) such other easements and restrictions of record which do not in the aggregate materially and adversely affect the use of the Assets or the operation of the Business; and (vi) the exceptions to title to the California Facility listed on Schedule X that are approved in writing by Purchaser.

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date and the allocable portion of any Tax period that begins before the Closing Date and ends after the Closing Date. For purposes of this definition, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on and including the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Seller.

         "Preliminary Working Capital Adjustment" has the meaning set forth in Section 2.3(b) hereof.

         "Purchase Price" has the meaning set forth in Section
2.1 hereof.

         "Purchaser" has the meaning set forth in the recitals hereof.

         "Purchaser Documents" has the meaning set forth in
Section 5.2 hereof.

         "Purchaser Representative" has the meaning set forth in
Section 6.2 hereof.

         "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary or advisable to comply with applicable Environment, Health and Safety Requirements, to (A) perform investigations, studies, analyses and samples, (B) cleanup, remove, treat, cover or in any other way adjust Hazardous Materials in the indoor or outdoor environment; (C) prevent, control or mitigate the release of Hazardous Substances so that they do not migrate or endanger public health or welfare or the indoor or outdoor environment; or (D) perform remedial studies, investigations, restoration and post-remedial studies, investigation and monitoring on, about or in any Real Property.

         "Retirees" means former Employees of the Business and their spouses and beneficiaries with a right to receive post-retirement welfare benefits from the Seller.

         "Seller" has the meaning set forth in the recitals hereof.

         "Seller Documents" has the meaning set forth in Section
4.2 hereof.

         "Tax" or "Taxes" means any federal, state, local or for eign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, real property, windfall profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, health and unemployment insurance property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

         "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Threshold Amount" has the meaning set forth in Section
12.4 hereof.

         "Title Company" has the meaning set forth in Section 1.4 hereof.

         "Title Policy" or "Title Policies" has the meaning set forth in Section 1.4 hereof.

         "Transferred CB Employees" has the meaning set forth in
Section 8.1 hereof.

         "Transferred Employees" has the meaning set forth in
Section 8.1 hereof.

         "Union Pension Plan" has the meaning set forth in
Section 8.3(b) hereof.

         "Unapproved Contract" has the meaning set forth in
Section 1.3.

         "Working Capital" has the meaning set forth in Section
2.3(b) hereof.

         14.2 Prorations. All real property taxes and special and general assessments relating to the Assets and all other personal property taxes not accrued on the Closing Balance Sheet shall be prorated by the parties as of the Closing Date, and all such taxes applicable to Pre-Closing Tax Periods shall be the sole obligation, responsibility and expense of each Seller, and shall be paid by such Seller. All such assessments and taxes applicable to periods following the Closing Date shall be the sole obligation, responsibility and expense of the Purchaser.

         14.3 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

         14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Purchaser and Seller each hereby agree to the exclusive jurisdiction of the United States Federal District Court within the Borough of Manhattan, New York City, New York with respect to any claim or cause of action arising under Article XIII hereof (an "Article XIII Action"). Purchaser and Seller each waive any objection based on forum non convenience and any objection to venue with respect to any Article XIII Action.

         14.5 Transfer Taxes. The Purchaser, on the one hand, and each Seller, on the other, shall equally share in the cost of
(a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transactions contem plated hereby and (b) all sales, use, gains, excise and other transfer or similar taxes on the transfer of the Assets contem plated hereunder. The Purchaser or Seller, as the case may be, shall execute and deliver to the other at the Closing any certifi cates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary, sales, gains, excise or use tax.

         14.6 Expenses. Each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         14.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         14.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

                If to the Seller or the German Seller, to:

                Imo Industries Inc.
                3450 Princeton Pike
                Lawrenceville, New Jersey 08646
                Telephone: (609)  896-7600
                Facsimile: (609)  896-7688
                Attention:  Thomas J. Bird; Senior Vice President
                            and General Counsel

                with a copy to:

                Weil, Gotshal & Manges
                767 Fifth Avenue
                New York, New York 10153
                Telephone: (212) 310-8000
                Facsimile: (212) 310-8007
                Attention: Stephen M. Besen, Esq.

                and a copy to:

                Punder, Volhord, Weber & Axster
                9 West 57th Street
                New York, New York 10019
                Telephone: (212) 980-3335
                Facsimile: 212-980-3337
                Attention: Dr. Andreas Junius, Esq.

                If to the Purchaser or the German Purchaser, to:

                Mark Controls Corporation
                5202 Old Orchard
                Skokie, Illinois  60077
                Telephone:  (708) 470-8585
                Facsimile:  (708) 470-9774
                Attention:  David S. Snyder, Vice President
                            Finance and Strategy

                with a copy to:

                Kirkland & Ellis
                200 East Randolph Drive
                Chicago, Illinois  60601
                Telephone:  (312) 861-2000
                Facsimile:  (312) 861-2200
                Attention:  Robert H. Kinderman, Esq.

                and a copy to:
                Doser Amereller Noack (Baker & McKenzie)
                Bethmannstrasse 50-54
                D-60311 Frankfurt/M
                Telephone: (49-69) 2-99-080
                Facsimile: (49-69) 2-99-08-108
                Attention: Dr. Walter R. Henle

         14.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         14.10 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agree ment, express or implied, shall create or be deemed or be construed to create any third party beneficiary rights or remedies in any person or entity not a party to this Agreement and their respective successors and assigns and no such person or entity shall be deemed to be a third party beneficiary hereunder, such parties specifically including, without limitation, any employee of Seller. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties hereto and any attempted assignment without such required consents shall be void.

         14.11 Amendments. This Agreement may be amended, supple mented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

         14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.13 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         14.14 Enforcement Expenses. In the event that any party (the "Defaulting Party") shall fail to pay an amount or perform any other obligation owed by such party under this Agreement (including, without limitation, payment of the Deposit Amount), the party to whom such amount or obligation shall be owed (the "Nondefaulting Party") shall be entitled to collect from the Defaulting Party all costs and expenses, including, without limitation, reasonable attorneys' fees, which the Nondefaulting Party shall incur to collect such amount, enforce such obligation or obtain compensation due the Nondefaulting Party (including, without limitation, any action relating to the disposition of the Deposit Amount) by reason of the Defaulting Party's failure to pay such amount or perform such obligation when due. In the event any party shall bring a claim against the other party and the defendant shall prevail on such claim, then the defendant shall be entitled to recover from the plaintiff all costs which the defendant shall have reasonably incurred to defend against such claim.

                     *    *    *    *    *

         IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the ____ day of November, 1993.

                              IMO INDUSTRIES INC.



                              By:  /s/ Thomas J.Bird
                                   Name:   Thomas J. Bird
                                   Title:  Senior Vice President

                              IMO INDUSTRIES GMBH



                              By:  /s/ James S. W. Cooper
                                   Name:   James S. W. Cooper
                                   Title:  Geschaftsfuhrer


                              MARK CONTROLS CORPORATION



                              By:  /s/ William E. Bendix
                                   Name:  William E. Bendix
                                   Title:

                              MARK CONTROLS GMBH i. Gr.


                              By:  /s/ William E. Bendix
                                   Name:   William E. Bendix
                                   Title:  Geschaftsfuhrer,
                                           (Managing Director)